Filed Pursuant to Rule 424(b)(2)

Registration No. 333-233804

PROSPECTUS

URBAN-GRO, INC.

1,799,150 Shares of Common Stock

This Prospectus relates to the offer and sale of up to 1,799,150 shares of our Common Stock (“Common Stock”) held by Selling Stockholders listed beginning on page 16 of this Prospectus (the “Selling Stockholders”), (the “Offering”). See “SELLING STOCKHOLDERS.”

The Selling Stockholders may sell their shares of our Common Stock (the “Shares”) from time to time at prevailing market prices or privately negotiated prices. See “DETERMINATION OF OFFERING PRICE,” “SELLING STOCKHOLDERS” and “PLAN OF DISTRIBUTION.”

We will pay the expenses of registering these Shares. We will not receive any proceeds from the sale of Shares of Common Stock in this Offering. All of the net proceeds from the sale of the Shares will go to the Selling Stockholders. The Selling Shareholders are expected to receive aggregate net proceeds of approximately $4,335,952 from the sale of their Shares (approximately $2.41 per share).

Our Common Stock was approved for trading on the OTCQX on October 7, 2019 under the trading symbol “UGRO” but as of the date of this Prospectus no trades have occurred. There can be no assurances that a market for our Common Stock will develop in the future.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should invest in our Common Stock only if you can afford to lose your entire investment.

SEE “RISK FACTORS” BEGINNING ON PAGE 5.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the registration statement that was filed by URBAN-GRO, INC. with the Securities and Exchange Commission. The Selling Stockholders may not sell these Shares until the registration statement becomes effective. This Prospectus is not an offer to sell these Shares and is not soliciting an offer to buy these Shares in any State where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is October 16, 2019

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “RISK FACTORS” section and the financial statements and the notes to the financial statements. In this Prospectus, the terms “the “Company,” “we,” “us” and “our” refer to URBAN-GRO, INC., unless otherwise specified herein.

The terms the “Company,” “we,” “us,” and “our” refer collectively to urban-gro, Inc., unless the context clearly indicates otherwise. All references in this Prospectus “$” or “dollars” are to United States dollars, unless specifically stated otherwise.

We were originally formed on March 20, 2014 as a Colorado limited liability company. In March 2017 we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion. Effective March 7, 2019, we acquired 100% of the stock of Impact Engineering, Inc. (d/b/a Grow2Guys) (“Impact”), a provider of mechanical, electrical, and plumbing (MEP) engineering services. Management believes the acquisition of Impact will improve the Company’s ability to better serve its current and future customer base by expanding on the fully integrated products and services offered by the Company.

We are an end-to-end agricultural solutions firm focused on cannabis and traditional agricultural produce growers. We engage directly in the business of manufacturing, distributing and selling products and services to the medical and recreational cannabis industry in states and countries where operation of a cannabis production facility has been legalized. We have and will continue to work with grow operations and production facilities to pursue strategies to provide services, products, and other potential revenue-producing opportunities with respect to the cannabis industry in those states where the same is lawful. We engage directly with the ownership groups and growers at large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and products that assist them in lowering production costs and increasing crop yields. While earmarking the emerging cannabis market as our principal target market, and while, to date, all of our revenues have been generated in the cannabis industry, we are also marketing to customers outside of the cannabis industry to diversify our operations. These prospective customers include cultivators of the world’s highest value crops including tomatoes, strawberries, chilies, peppers, and leaf lettuce.

We provide both CapEx and OpEx services to commercial cannabis cultivation facilities. OpEx products and services include recurring revenues realized in the Company’s Environmental Sciences and Ag-Technology divisions, while CapEx product and services include design, engineering, the sale of integrated best-in-class systems, and commissioning services. The types of integrated cultivation systems include environmental controls and automated fertigation and irrigation systems, commercial-grade light systems, a complete line of water treatment solutions, rolling and automated benching systems, air flow systems, and odor & microbial mitigation systems. In its Environmental Sciences division, the Company markets a line of Integrated Pest Management products. We market our products and services throughout the United States and Canada. During 2018 we also made preliminary efforts on projects in other countries, including countries in Latin America.

While earmarking the emerging cannabis market as our principal target market, we are also marketing to customers outside of the cannabis industry to diversify our operations. We are attempting to expand our business operations and diversify our target markets. We believe this is a reasonable and prudent business decision. However, there can be no assurances that these efforts will be successful, or that we will generate sufficient revenues from these new opportunities to become profitable. See “RISK FACTORS” and “BUSINESS.”

Effective January 9, 2019, we executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front”), whereby 4Front agreed to act as our exclusive placement agent in connection with a private placement offering. Beginning in March 2019, 4Front initiated an offering (the “Offering”) of up to $6,000,000 from the sale of Units, with each Unit consisting of a $1,000 Convertible Debenture (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”) to purchase 207.46 shares of our Common Stock at $3.00 per share for a period of two years from the purchase date. The Debentures are due May 31, 2021 and bear interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus accrued interest will automatically convert into shares of our Common Stock at a conversion price of $2.41 per share for no additional consideration on the date on which our Common Stock is listed for trading on a recognized stock exchange in either Canada or the United States; and (b) securities issued pursuant to the Offering, including the Common Stock underlying both the conversion right included in the Debentures and underlying the Warrants, have been duly qualified by a registration statement in the United States. The Warrants contain a mandatory exercise provision if the weighted average share price of our Common Stock exceeds $5.00 per share for a period of five consecutive days. We also agreed to issue compensation warrants in an amount equal to 6% of the gross proceeds derived from the Offering to 4Front, which have an exercise price of $2.41 per warrant and which are exercisable for three years.

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We closed this Offering on June 24, 2019, after receipt of an aggregate of $2,565,000 in gross subscriptions and terminated the agreement with 4Front. These funds were used for expansion of our existing business operations and working capital.

During the six months ended June 30, 2019, we generated revenues of $11,473,674 compared to revenues of $9,343,664 during the comparable period in 2018, an overall increase of $2,130,010 (23%) and incurred a loss of $2,909,874 ($0.11 per share), compared to a net loss of $1,281,698 during the six months ended June 30, 2018 ($0.05 per share). During the year ended December 31, 2018, we generated revenues of $20,050,776, compared to revenues of $12,298,015 during the year ended December 31, 2017, an increase of $7,752,761 (63%). We incurred a net loss of $3,895,873 during the year ended December 31, 2018 ($0.16 per share), compared to a net loss of $2,577,395 during the year ended December 31, 2017 ($0.11 per share). Total stockholders’ deficit at December 31, 2018 was ($3,826,551). As of December 31, 2018, we had $1,178,852 in cash. See “RISK FACTORS” and “FINANCIAL STATEMENTS.”

Our executive office is located at 1751 Panorama Point, Unit G, Lafayette, CO 80026, and our phone number is (720) 390-3880. Our Company website is www.urban-gro.com, which contain a description of our Company and products, but such websites and the information contained on our websites are not part of this Prospectus. In addition, we also maintain branded product websites of www.soleiltech.ag and www.opti-dura.com.

About The Offering

Common Stock to be Offered by Selling Shareholders	An aggregate of up to 1,799,150 Common Shares may be offered by the Selling Shareholders herein. This includes up to 1,113,116 Common Shares issuable upon conversion of the Debentures. This number will represent approximately 3.9% of the total number of shares outstanding following this Offering and the automatic conversion of the Debentures. If all of the Warrants are exercised, there will be 28,668,116 Common Shares issued and outstanding and the shares of Common Stock to be offered by the Selling Shareholders will increase to 1,799,150, or approximately 6.26% of the total number of shares then outstanding.

Number of shares outstanding before and after the Offering	We currently have 26,868,966 Common Shares issued and outstanding, not including an aggregate of 1,113,116 Common Shares issued upon the automatic conversion of the Debentures. These Debentures have l automatically converted into 1,113,116 shares of our Common Stock at a conversion price of $2.41 per share as a result of our Common Stock being approved from trading on the OTCQX and an order of effectiveness issued for our registration statement that we filed with the SEC (of which this Prospectus is a part).

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock. However, in the event all of the Warrants are exercised, of which there is no assurance, we will receive $1,967,301 therefrom. We intend to use these funds for expansion of current business platforms, repayment of debt and working capital.

Risk Factors	See the discussion under the caption “RISK FACTORS” and other information in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

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Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and the related notes to those statements included in “FINANCIAL STATEMENTS” and with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” appearing elsewhere in this Prospectus. The selected financial data has been derived from our audited financial statements unless indicated otherwise.

Statement of Operations:

	Year Ended December 31, 2018	Six Months Ended June 30, 2019 (unaudited)

Revenues	$20,050,776	$11,473,674
Cost of Sales	13,892,025	7,778,420
Gross Profit	6,158,751	3,695,254

Total operating expenses	9,959,335	6,356,523
Income (loss) from operations	$(3,800,584)	$(2,661,269)
Other income (expense)	(95,289)	(248,605)
Provision for income tax	–	–
Net income (loss)	$(3,895,873)	$(2,909,874)

Net income (loss) per share – (basic and fully diluted)	$(0.16)	$(0.11)

Weighted common shares outstanding	24,848,239	25,567,313

Balance Sheet:

December 31, 2018
Cash	$1,178,852
Current assets	$3,945,305
Total assets	$5,744,764

Current liabilities	$9,571,315
Total liabilities	$9,571,315
Total stockholders’ equity (deficit)	$(3,826,551)

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SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made some statements in this Prospectus, including some under “RISK FACTORS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” “DESCRIPTION OF BUSINESS” and elsewhere, which constitute forward-looking statements. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under “RISK FACTORS” and elsewhere in this Prospectus. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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RISK FACTORS

An investment in our Common Stock is a risky investment. In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing shares of our Common Stock offered hereby. We believe that we have included all material risks.

Risks Related to our Operations

We have limited operational history that has earmarked the cannabis market, an emerging industry, as its principal market. The cannabis industry has been legalized in some states but remains illegal in others and under federal law, making it difficult to accurately predict and forecast business operation.

Because we have only a limited operational history it is and will continue to be extremely difficult to make accurate predictions and forecasts on our growth and finances. There is no guarantee our services will remain attractive to potential and current clients as our industry continues to grow and develop.

Additionally, though our management team has varied and extensive business backgrounds and technical expertise, they, along with everyone else involved in the cannabis industry have limited substantive prior working experience and managing operations in the cannabis industry. Because of our limited operating history and the recent development of the cannabis industry in general it is very difficult to evaluate our business and the future prospects. We will encounter risks and difficulties and, in order to overcome these risks and difficulties, we believe we must:

•	Execute our business and marketing strategy successfully;

•	Increase the number of clients;

•	Meet the expected demand with quality, timely services;

•	When appropriate, partner with affiliate marketing companies to explore the demand;

•	Leverage initial relationships with earliest customers;

•	Upgrade our product and services and continuously provide wider distribution; and

•	Attract, hire, motivate and retain qualified personnel.

If these objectives are not achieved our results of operations could suffer.

While there are other aspects of our business, we are relying heavily upon the various federal governmental memos issued in the past (Ogden, Cole, and others), as well as recent assurances issued by the Trump administration, to remain acceptable to those state and federal entities that regulate, enforce, or choose to defer enforcement of certain current regulations regarding cannabis and that the Federal Government will not change its attitude to those practitioners in the cannabis industry as long as they comply with their state and local jurisdictional rules and authorities.

We have not generated profits from our operations.

We were initially organized as a limited liability company in the State of Colorado on March 20, 2014. In March 2017, we converted into a corporation with the expectation of becoming a public reporting, trading company in the future. During our existence we have generated what we consider to be significant revenues from our operations. During the six-month period ended June 30, 2019, we generated revenue of $11,473,674 and incurred a net loss of $2,909,874. During the year ended December 31, 2018, we generated revenues of $20,050,776 and incurred a net loss of $3,895,873. During the year ended December 31, 2017, we generated revenue of $12,298,015, and incurred a net loss of $2,577,395. While we believe we will be profitable in 2020, there are no assurances that this will occur or that we will ever establish profitable operations.

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We may incur losses in the near future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price, if a share price develops, of which there can be no assurance.

We also expect that our operating expenses will significantly increase as a result of becoming a public company in the future, of which there can be no assurance. We also cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenues do not grow, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

We are attempting to build a business without the support of financial institutions and traditionally available banking support.

Even though we are not actively engaged in the production of cannabis, the federal prohibitions on the cannabis industry inhibit our ability to establish traditional banking support and opportunities. Specifically, banks are currently unwilling to provide us with any financing normally available to growth stage companies similar to ourselves, including purchase order financing. As a result, we have been forced to finance our expansion by raising capital privately, as well as through private debt and operating capital. This has placed a significant impediment to our cash flow. While we are optimistic that current legislation brought before Congress may be enacted in the future to alleviate this problem, there are no assurances this will occur. Our failure to obtain additional debt or equity financing in the future could have a negative impact on our ability to continue to grow and expand our operations, which will have a negative impact on our anticipated results of operations.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While we have attempted to identify many risks specific to the cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this proxy statement/prospectus, which could materially and adversely affect our business and financial performance. We expect that the cannabis market and our business evolve in ways that are difficult to predict. For example, it is anticipated that over time, we will reach a point in most markets where we have achieved a market penetration level in which new client acquisitions are less productive, and the continued growth of our revenue will require more focus on increasing the rate at which existing clients purchase products and services across our platforms. Our long-term success will depend on our ability to successfully adjust its strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in the cannabis industry our operations could be adversely affected.

We may become subject to additional regulation of farm and grow products.

We do not believe that our targeted products are subject to regulation by the Food and Drug Administration or any similar state agency. However, changes in the industry, including growth or additional regulation makes it possible that such regulations may be put into place and that such regulations could impact sales or otherwise negatively impact our revenues and business opportunities.

Competition in our industry is intense.

There are many competitors in the cannabis industry, including many who offer similar products and services as those offered by us. There can be no guarantees that in the future other companies won’t enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space but acknowledges that we may not be able to establish or if established, to maintain a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and/or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

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Our management and principal shareholders have the ability to significantly influence or control matters requiring a shareholder vote and other shareholders may not have the ability to influence corporate transactions.

Currently, our principal shareholders own in excess of a majority of our outstanding Common Stock. As a result, they have the ability to determine the outcome on all matters requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions.

Our management does not have significant financial reporting experience, or significant experience in managing a public company.

Only our Interim CFO, who has approximately 25 years of public markets CFO experience, has management experience with a public company. This may make it difficult in establishing and maintaining acceptable internal controls on financial reporting and which also may lead to delays in filing required reports with the Securities and Exchange Commission and suspension of quotation of our securities on the OTCQX or a national exchange if and when we are approved for trading, which will make it more difficult for you to sell your securities.

The OTCQX and other national stock exchanges each limits quotations to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. Because we do not have significant financial reporting experience we may experience delays in filing required reports with the Securities and Exchange Commission (the “SEC”). Because issuers whose securities are qualified for quotation on the OTCQX or any other national exchange are required to file these reports with the SEC in a timely manner, the failure to do so may result in a suspension of trading or delisting.

We are dependent upon our management to continue our growth.

We believe we will rapidly and significantly expand our operations and growth as a result of the continued expansion of the cannabis industry. There are no assurances this will occur. However, if it does occur we will need to significantly expand our administrative facilities which will continue to be required in order to address potential market opportunities. The rapid growth will place a significant strain on our management and operational and financial resources. Our success is principally dependent on our current management personnel for the operation of our business.

We may not be able to hire or retain qualified staff. If qualified and skilled staff are not attracted and retained, growth of our business may be limited. The ability to provide high quality service will depend on attracting and retaining educated staff, as well as professional experiences that is relevant to our market, including for marketing, technology and general experience in this industry. There will be competition for personnel with these skill sets. Some technical job categories may experience severe shortages in the United States.

Our ability to deliver quality services depends on our ability to manage and expand our marketing, operational and distribution systems, recruit additional qualified employees and train, and manage and motivate both current and new employees. Failure to effectively manage our growth would have a material adverse effect on our business.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors. Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could, to varying degrees, have an adverse effect on our operations and business development. We currently have $750,000 in coverage for key man insurance on Mr. Nattrass there can be no assurance that this coverage will be sufficient to allow us to replace him or the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

We believe the knowledge and expertise of Messrs. Nattrass, Akright and Dodson is critical to our operations. See “Management.” There is no guarantee that we will be able to retain our current officers and directors or be able to hire suitable replacements in the event that some or all of our current management leave our Company. If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

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We are dependent upon third party suppliers of our raw materials.

We are dependent on outside vendors for our supplies of raw materials. While we believe that there are numerous sources of supply available, if the third party suppliers were to cease production or otherwise fail to supply us with quality raw materials in sufficient quantities on a timely basis and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products would be materially adversely affected.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our financial results.

Generally Accepted Accounting Principles (“GAAP”) and related pronouncements, implementation guidelines and interpretations with regard to a wide variety of matters that are relevant to our business, such as, but not limited to, revenue recognition, stock-based compensation, trade promotions, sports sponsorship agreements and income taxes are highly complex and involve many subjective assumptions, estimates and judgments by our management. Changes to these rules or their interpretation or changes in underlying assumptions, estimates or judgments by our management could significantly change our reported results.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

In addition, our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with such rights and preferences determined from time to time by our Board of Directors. As of the date of this Memorandum, none of our Preferred Stock is currently issued or outstanding. Our Board of Directors may, without stockholder approval, issue additional Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our Common Stock.

Risks Related to Our Industry

As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

Our business is dependent on a growing cannabis industry comprised of commercial businesses that use our products and services. Any risks related to the cannabis industry that may adversely affect our clients and potential clients may, in turn, adversely affect us. Specific risks faced by companies operating in the cannabis industry include, but are not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is currently classified as a Schedule-I controlled substance under the Controlled Substances Act and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our clients’ inability to proceed with their operations, which would adversely affect our operations.

Uncertainty of federal enforcement and the need to renew temporary safeguards

On January 4, 2018, Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the U.S. Department of Justice (“DOJ”) that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. As a result, it is now unclear if the DOJ will seek to enforce the Controlled Substances Act against those users and suppliers who comply with state marijuana laws.

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Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for our clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect our operations.

In 2014, Congress passed a spending bill (“2015 Appropriations Bill”) containing a provision (“Appropriations Rider”) blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State [medical marijuana] law.” The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the Justice Department maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. Additionally, the Appropriations Rider must be re-enacted every year. While it was continued in 2016, 2017 and 2018, and remains in effect, continued re-authorization of the Appropriations Rider cannot be guaranteed. If Congress should pass a 2019 budget rather than an extension of the 2018 budget, it would need to renew the Appropriations Rider at such time, and there can be no assurance that the Appropriations Rider would be renewed at such time. Additionally, in the event of Congress failing either to pass a 2019 budget or an extension of the 2018 budget in the form of a “continuing resolution,” a government shutdown would result, and the Appropriations Rider would no longer be in force. If the Appropriation Rider is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.

Further legislative development beneficial to our operations is not guaranteed

Among other things, our business involves the cultivation, distribution, manufacture, storage, transportation and/or sale of medical and adult use cannabis products in compliance with applicable state law. The success of our business depends on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect our operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The legality of marijuana could be reversed in one or more states

The voters or legislatures of states in which marijuana has already been legalized could potentially repeal applicable laws which permit the operation of both medical and retail marijuana businesses. These actions might force us to cease operations in one or more states entirely.

Changing legislation and evolving interpretations of law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our clients and, in turn, our operations. Local, state and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require our clients and ourselves to incur substantial costs associated with modification of operations to ensure compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our clients’ business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that our commercial clients are authorized to produce. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

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Dependence on client licensing

Our business is dependent on our customers obtaining various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for our clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that one of our clients had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect our operations. There can be no assurance that our existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

Banking regulations could limit access to banking services

Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot lawfully accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate and their reliance on cash can result in a heightened risk of theft, which could harm their businesses and, in turn, harm our business. Additionally, some courts have denied marijuana-related businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments, which may limit the willingness of banks to lend to our clients and to us.

Our business is dependent on state laws pertaining to the cannabis industry.

The Federal Controlled Substances Act, classifies cannabis as a Schedule I controlled substance and makes cannabis use and possession illegal on a national level. The United States Supreme Court has ruled that it is the Federal Government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. As of the date of this Prospectus, 28 states and the District of Columbia allow their residents to use medical cannabis. Voters in the states of Colorado, Washington, Alaska, Oregon, California, Nevada, Maine, and Massachusetts, as well as the District of Columbia, have all approved legalization of cannabis for adult use approve ballot measures to legalize cannabis for adult use. Continued expansion of such ‘recreational use’ is not well defined at this time and any continued development of the cannabis industry will be dependent upon continued new legislative authorization of cannabis at the state, and perhaps the federal level. Any number of events or occurrences could slow or halt progress all together in this space. While progress within the cannabis industry channel is currently encouraging, growth is not assured. While there appears to be ample public support for favorable legislative action, numerous factors may impact or negatively affect the legislative process(s) within the various states we have business interests in. Any one of these factors could slow or halt use of cannabis, which would negatively impact our business up to possibly causing us to discontinue operations as a whole.

Risks Relating to our Common Stock

We have just recently been approved to trade our Common Stock on the OTCQX. As of the date of this Prospectus there has been no trading activity in our Common Stock and there can be no assurance that such a market will develop in the future.

Our application to list our Common Stock for trading on the OTCQX was approved on October 7, 2019. There is no assurance that a market will develop in the future or, if developed, that it will continue. In the absence of a public trading market, an investor may be unable to liquidate their investment in our Company.

There are no automated systems for negotiating trades on the OTCQX and it is possible for the price of a stock to go up or down significantly during a lapse of time between placing a market order and its execution, which may affect your trades in our securities.

Because there are no automated systems for negotiating trades on the OTCQX, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders, an order to buy or sell a specific number of shares at the current market price, it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

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Our stock will be considered a “penny stock” so long as it trades below $5.00 per share. This can adversely affect its liquidity.

It is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

Any adverse effect on the market price of our Common Stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

Sales of substantial amounts of our Common Stock, or in anticipation that such sales could occur, may materially and adversely affect prevailing market prices for our Common Stock, if and when such market develops in the future.

The market price of our Common Stock may fluctuate significantly in the future.

We expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;

•	our ability to market our services on a cost-effective and timely basis;

•	our inability to obtain working capital financing, if needed;

•	changing conditions in the market;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory developments;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel; and

•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

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Provisions of our Articles of Incorporation and Bylaws may delay or prevent a take-over that may not be in the best interests of our stockholders.

Provisions of our Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company,” as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

However, for as long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of this Prospectus, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, or (iv) as of the end of any fiscal year in which the market value of our Common Stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage once we put such coverages in place, which we intend to implement in the near future. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this Prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

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The market price for our Common Stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price, which may result in substantial losses to you.

While there is no market for our Common Stock, our price volatility in the future will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price will be attributable to a number of factors. First, our Common Stock will be, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of shares of our Common Stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our Common Stock will be at any time.

Our future results may vary significantly which may adversely affect the price of our Common Stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our Common Stock may decline significantly.

We are classified as an “emerging growth company” as well as a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.

As a reporting company under the Exchange Act, we expect to be classified as an "emerging growth company," as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act” or “33 Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

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Notwithstanding the above, we expect that we would be a “smaller reporting company.” In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects. Should we cease to be an “emerging growth company” but remain a “smaller reporting company”, we would be required to: (1) comply with new or revised US GAAP accounting standards applicable to public companies, (2) comply with new Public Company Accounting Oversight Board requirements applicable to the audits of public companies, and (3) to make additional disclosures with respect to related party transactions, namely Item 404(d).

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may have the effect of reducing the level of trading activity in our Common Stock. As a result, fewer broker-dealers may be willing to make a market in our Common Stock, reducing a stockholder’s ability to resell shares of our Common Stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this Prospectus.

If you purchase shares of our Common Stock sold in this Offering, you may not be able to resell the shares in any state unless and until the shares of our Common Stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our Common Stock for secondary trading or identifying an available exemption for secondary trading in our Common Stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, our Common Stock in any particular state, our Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the market for our Common Stock will be limited which could drive down the market price of our Common Stock and reduce the liquidity of the shares of our Common Stock and a stockholder’s ability to resell shares of our Common Stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock. However, in the event all of the Warrants are exercised we will receive $1,967,301 therefrom. We intend to use these funds for expansion of current business platforms, repayment of debt and working capital.

DETERMINATION OF THE OFFERING PRICE

There is no public market for our Common Stock. We have arbitrarily determined the offering price of our publicly tradable Common Stock offered pursuant to this Prospectus to be $2.41 per share. We have recently engaged in a private financing at this price and as a result we believe that this price reflects the appropriate price that a potential investor would be willing to invest in our Common Stock at this initial stage of our development. The price was arbitrarily determined and bears no relationship whatsoever to our business plan, the price paid for our shares by our founders, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this Prospectus our Common Stock has been approved for trading on the OTCQX under the symbol “UGRO”. There has been no trade as of the date of this Prospectus. The current offered price is $2.50 per share. There can be no assurances that a market for our Common Stock will develop in the future. See “RISK FACTORS.”

Holders

As of the date of this Prospectus we had 145 holders of record for our Common Shares. See “DESCRIPTION OF SECURITIES.”

Dividend Policy

We have not paid any dividends since our incorporation and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our products. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

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SELLING STOCKHOLDERS

The Selling Stockholders named in this Prospectus are offering up to 1,799,150 shares of Common Stock offered through this Prospectus. Except as indicated, the Selling Stockholders are Canadian or U.S. persons who acquired the Convertible Debentures and Warrants convertible and/or exercisable applicable in an amount up to the 1,799,150 shares of Common Stock being registered herein and which are offered through this Prospectus from us in our 2019 private placement transaction pursuant to the exemptions from registration provided by Regulations D and S, each promulgated under the 33 Act.

The following table provides as of the date of this Prospectus, information regarding the aggregate number of shares of our Common Stock expected to be held by each Selling Shareholder as a result of their Debentures being converted and in the event their Warrants are exercised.

Name of Selling Shareholder	No. of Shares
Platform 25 Inc. (1)	87,438
Frank Shunock	87,438
Ahren Cadieux	12,899
Stephen Nelson	96,375
Rod McInnes	32,093
Ronald Fink	96,264
Manish Jain	12,821
Roundtable Capital Partners (2)	320,301
Verte Capital(3)	153,702
2546184 Ontario Inc. (4)	6,390
Losaza LLC (5)	127,995
RSBJr Investments, LLC(6)	87,411
The Brown 1986 Family Trust(7)	86,264
Brother’s Brown LLC (8)	86,264
Ninepoint Alternative Health Fund (9)	351,595
4Front Capital Partners (1)	153,900

TOTAL	1,799,150

_______________________

(1)	Entity controlled by Raj Natarajan and John Travaglini
(2)	Entity controlled by James Allen.
(3)	Entity controlled by Leonard Mills
(4)	Entity controlled by Suthan Sukumar
(5)	Entity controlled by Russ Davis, Case Lynch and Mark Andrews
(6)	Entity controlled by Ray Brown, Jr.
(7)	Trust controlled by Ray Brown, Sr. as Trustee
(8)	Entity controlled by Leon Brown
(9)	Entity controlled by Douglas Waterson.

Other than as disclosed hereinabove, none of the other Selling Stockholders has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years.

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PLAN OF DISTRIBUTION

The Selling Stockholders registering Common Stock and any of his/her pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer shares in transactions at fixed or negotiated prices. Our Common Stock has been approved for trading on the OTCQX but we cannot assure when or whether a viable trading market will develop for our shares sufficient to provide stockholders with the opportunity for liquidity. See “RISK FACTORS.” Sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales in amounts to be negotiated, but in the case of an agency transaction not in excess of a customary brokerage commission, and in the case of a principal transaction a markup or markdown not in excessive amounts. Each Selling Stockholder is an underwriter, within the meaning of Section 2(a)(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the Common Stock or interests therein may also be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A Selling Stockholder, who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, is subject to the Prospectus delivery requirements of the Securities Act.

We are bearing all costs relating to the registration of the Common Stock, which are estimated at approximately $31,564. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with the sale of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the 33 Act.

We agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration by reason of Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market-making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the selling stockholders or any other person. We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “RISK FACTORS” and “DESCRIPTION OF BUSINESS” and elsewhere in this Prospectus. See “RISK FACTORS.”

Overview

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion.

We are an agricultural technology systems integrator that provides full design and expertise on climate and automated control of fertigation/irrigation systems, lighting systems, environmental, substrate and inventory monitoring, water treatment systems, integrated pest management solutions, and a complete line of cultivation equipment targeting growers of the world’s highest value crops including cannabis, tomatoes, strawberries, chilies and peppers, and leaf lettuce. While it is our intention to expand our operations to additional applications, to date, substantially all of our revenues have been generated from customers that operate in the cannabis industry.

We engage directly in the business of manufacturing, distributing and selling lighting, pest management, fertigation, water and other products to the medical and recreational cannabis industry in states where operation of a cannabis production facility has been legalized. We have and will continue to work with grow operations and production facilities to pursue strategies to provide services, products, and other potential revenue-producing opportunities with respect to the cannabis industry in those states where the same is lawful. We engage directly with the ownership groups and growers at large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields. While earmarking the emerging cannabis market as our principal target market, we are also marketing to customers outside of the cannabis industry to diversify our operations.

Our executive office is located at 1751 Panorama Point, Unit G, Lafayette, CO 80026, and our phone number is (720) 390-3880. Our Company website is www.urban-gro.com, which contains a description of our Company and products, but such websites and the information contained on our websites are not part of this Prospectus.  In addition, we also maintain a branded product website of www.soleiltech.ag.

Results of Operations

We generate revenue both from (i) working with facility owners to design, integrate systems which we sell, and commission/start up new facilities and (ii) selling consumable products once existing facilities are operational.

Comparison of Results of Operations for the six months ended June 30, 2019 and 2018

During the six months ended June 30, 2019, we generated revenues of $11,473,674 compared to revenues of $9,343,664 during the comparable period in 2018, an overall increase of $2,130,010 (23%). While this increase is partially attributable to the general growth of the cannabis industry in North America, we believe that this increase primarily occurred as a result of our increased marketing efforts and industry demand for large, environmentally controlled, grow facilities. Lighting sales increased $1,277,386 (59%), and environmental sciences sales increased $628,505 (41%).

Cost of sales increased to $7,778,420 during the six months ended June 30, 2019, compared to $6,473,345 during the comparable period in 2018, an increase of $1,305,075 (20%). These increases are directly related to increased revenues.

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Operating expenses increased to $6,356,523 for the six months ended June 30, 2019 compared to $4,112,750 for the six months ended June 30, 2018, an increase of $2,243,773 (55%). Marketing expense increased by $217,421 (50%) due to increases in advertising expenses, business development and costs of attendance at trade shows. General and administrative expense increased by $1,143,170 (33%), due primarily to our expanding work force. Many of our new employees are members of management, which increased compensation expense. Stock compensation expense increased by $883,182 primarily as a result of the timing of vesting of stock grants and stock options previously issued under our stock grant and stock option programs.

Interest expense in the six months ended June 30, 2019 was $249,117 compared to $43,274 incurred during the six months ended June 30, 2018 which corresponds to an increase in the average outstanding debt balances during those periods.

As a result of the above, we incurred a net loss of $2,909,874 during the six months ended June 30, 2019 ($0.11 per share), compared to a net loss of $1,281,698 during the six months ended June 30, 2018 ($0.05 per share).

Comparison of Results of Operations for the three months ended June 30, 2019 and 2018

During the three months ended June 30, 2019, we generated revenues of $5,639,658 compared to revenues of $5,897,300 during the comparable period in 2018, a decrease of $257,642 (4%). This decrease is partially attributable to the timing of initial project setup and length of projects related to fertigation customers as fertigation sales decreased $425,073 (21%). Lighting sales increased $3,574 (0%), and environmental sciences sales increased $189,986 (23%).

Cost of sales decreased to $3,688,581 during the three months ended June 30, 2019, compared to $4,030,852 during the comparable period in 2018, a decrease of $342,271 (8%). These decreases are directly related to decreased revenues.

Operating expenses increased to $3,230,338 for the three months ended June 30, 2019 compared to $2,340,856 for the three months ended June 30, 2018, an increase of $889,482 (38%). Marketing expense increased by $20,759 (7%) due to increases in advertising expenses, business development and costs of attendance at trade shows. General and administrative expense increased by $474,388 (25%), due primarily to our expanding work force. Many of our new employees are members of management, which increased compensation expense. Stock compensation expense increased by $394,335 primarily as a result of the timing of vesting of stock grants and stock options previously issued under our stock grant and stock option programs.

Interest expense in the three months ended June 30, 2019 was $149,146 compared to $24,561 incurred during the three months ended June 30, 2018 which corresponds to an increase in the average outstanding debt balances during those periods. $32,109 of total interest accrued was attributable to the issuance of Convertible Debentures.

As a result of the above, we incurred a net loss of $1,428,403 during the three months ended June 30, 2019 ($0.06 per share), compared to a net loss of $499,049 during the three months ended June 30, 2018 ($0.02 per share).

Comparison of Results of Operations for the years ended December 31, 2018 compared to 2017

During the year ended December 31, 2018, we generated revenues of $20,050,776, compared to revenues of $12,298,015 during the year ended December 31, 2017, an increase of $7,752,761 (63%). This increase in revenues is attributable to sales of cultivation technology systems, which increased by $2,520,960. We generate revenue both from (i) working with facility owners to design and build out new facilities, and (ii) selling consumable products once existing facilities are operational. While this increase may be attributable to the general growth of the cannabis industry in North America which has provided us with additional sales opportunities, we also believe that this increase in revenue occurred primarily as a result of our increased emphasis on our cultivation technologies segment. Revenue in this revenue stream increased by $2,520,960 (138%) compared to the years ended December 31, 2017, as a result of increased sales in water treatment systems, fans and benches. During the years ended December 31, 2018, our fertigation revenue also increased by $3,286,894 (87.5%), from the comparable period in 2017, which we attribute to the continued expansion of the cannabis industry in both the US and Canada. As cannabis cultivation projects increase in size there is a larger demand for fertigation controls, which we meet through the sale of our Argus line of products. Our sales of consumables also increased by $876,749 (35.7%) during the year ended December 31, 2018 compared to 2017.

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As we have previously disclosed, in 2016 we began diversifying our business, moving from a lighting distribution company to emphasizing cultivation technologies. In 2015, we were considered a value added reseller of P.L. grow light systems, with 97% of our revenues generated from lighting related product sales. In order to grow our business we made a strategic decision to:

•	focus on building/positioning our brand as an ancillary national market leader delivering best in class value-added product solutions to Cannabis cultivators;

•	expand our sales reach to extend across the US; and

•	expand our product offering to include a full line of other cultivation equipment and products used by cannabis cultivators.

Today, we believe we are a leading systems integrator that provides commercial cannabis cultivators with a one-stop, complete “turnkey” solution covering (i) engineering / MEP & System design, (ii) project management, (iii) systems sales, (iv) project commissioning, and (v) re-occurring consumable product sales.

Cost of sales increased to $13,892,025 during the years ended December 31, 2018, compared to $9,244,329 during 2017, an increase of $4,647,696. These increases are directly related to our increased revenues.

Operating expenses also increased during the years ended December 31, 2018 compared to 2017 by $4,542,506, from $5,416,829 in the years ended December 31, 2017, to $9,959,335 in 2018. Marketing expense increased by $666,008 due to increases in advertising expenses, business development and costs of attendance at trade shows. General and administrative expense increased by $2,715,511 due to our expanding work force. During 2018 our number of employees increased by 20, including additional members of management, which increased compensation expense. Additional expenses were incurred arising out of increased technology professional staffing in anticipation of launching our Soleil® sensor platform. Professional fees also increased by $18,125, from $603,466 during the year ended December 31, 2017, to $621,591 in 2018 due to increased legal and accounting fees and general business consultants. Travel expense increased by $82,531 due to our expanding sales and marketing to additional jurisdictions. Stock compensation expense for the years ended December 31, 2018 and 2017 was $1,245,826 and $84,839, respectively, based on the vesting schedule of the stock grants and stock options.

Through repayment of debt and conversion of previously existing debt to equity, interest expense in the years ended December 31, 2018 decreased to $119,961, compared to $216,576 incurred during 2017.

As a result, we incurred a net loss of $3,895,873 during the year ended December 31, 2018 ($0.16 per share), compared to a net loss of $2,577,395 during the year ended December 31, 2017 ($0.11 per share).

Liquidity and Capital Resources

As of June 30, 2019, we had cash of $1,231,706 which represents an increase of $52,854 from our cash balance as of December 31, 2018 of $1,178,852.

As of June 30, 2019, our management estimates that we will need up to an additional $3,500,000 in funding to fully implement our current business plan. We estimate we will need approximately $2,500,000 for advanced payments to vendors and $1,000,000 for expanding operations, including retaining additional professionals in technology, design and engineering and in commissioning services. While no assurances can be provided, we anticipate that a portion of these funds will be provided from future operating cash flows. To address this significant overall funding need, we executed the following agreements with an investment banker.

Effective January 9, 2019, we executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front”), whereby 4Front agreed to act as our exclusive placement agent in connection with a private placement offering. Beginning in March 2019, 4Front initiated an offering (the “Offering”) of up to $6,000,000 from the sale of Units, with each Unit consisting of a $1,000 Convertible Debenture (the “Debentures”) and Common Stock Purchase Warrants (the “Warrants”) to purchase 207.46 shares of our Common Stock at $3.00 per share for a period of two years from the purchase date. The Debentures are due May 31, 2021 and bear interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus any accrued but unpaid interest will automatically convert for no additional consideration, into shares of our Common Stock at a conversion price of $2.41 per share upon the occurrence of a liquidity event. A liquidity event means: (a) the date on which our Common Stock is listed for trading on a recognized stock exchange in either Canada or the United States; and (b) securities issued pursuant to the Offering, including the Common Stock underlying both the conversion right included in the Debentures and underlying the Warrants, have been duly qualified by a registration statement in the United States, allowing the securities to be freely tradeable pursuant to the U.S. securities laws, or a prospectus in Canada. The Warrants contain a mandatory exercise provision if the weighted average share price of our Common Stock exceeds $5.00 per share for a period of five consecutive days.

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We accepted the final funding on June 24, 2019 and terminated the agreement with 4Front. We accepted an aggregate of $2,565,000 in subscriptions in the Offering.

If we do not raise enough funds from a financing, or generate sufficient operating cash flow, or if additional expenditures and acquisitions are identified and we cannot use our securities as compensation, we will need additional funding to continue to implement our business plan. While we believe we will be able to raise these funds in either debt or equity, we have no agreement with any third party to provide us the same and there can be no assurances that we will be able to raise any capital on commercially reasonable terms, or at all. If we require additional capital and are unable to raise the same, it could have a material negative impact on our results of operations.

Net cash used in operating activities was $1,643,030 during the six months ended June 30, 2019, compared to $408,344 for the six months ended June 30, 2018. A significant amount of operating cash continues to be provided by customer deposits and a significant amount of cash continues to be used in prepayments and advances. At June 30, 2019, we had $1,889,524 in customer deposits which relates to customer orders. We require prepayments from customers before any design work is commenced and before any material is ordered from the vendor. These prepayments are booked to the customer deposits liability account when received. Our standard policy is to collect the following before action is taken on a customer order: 10% design deposit; 40% order deposit; and a 50% shipping deposit. We expect customer deposits to be relieved from the deposits account no longer than 12 months for each project. At June 30, 2019 we also had $1,087,907 in prepayments and advances. This is primarily comprised of prepayments to vendors to initiate orders. We do not have trade payable terms with most of our vendors and as a result, we are required to prepay a portion or all of the total order. Due to the increase in customer projects we had increased prepayments to order materials from vendors.

Net cash used in investing activities was $528,182 for the six months ended June 30, 2019 compared to $297,163 used during the six months ended June 30, 2018. Historically cash has been used to increase our investments in strategic partnerships and to acquire property and equipment. We do not anticipate using significant cash in the future to invest in strategic partnerships. We will continue to have ongoing needs to purchase property and equipment to maintain our operations.

Net cash provided by financing activities was $2,224,066 in the six months ended June 30, 2019 compared to $72,000 during the six months ended June 30, 2018. Cash provided from financing activities during the six months ended June 30, 2019 primarily relates to $2,565,000 in proceeds we received from our ongoing Offering of Units described above, offset by $340,934 in debt repayments. Unless we revise the terms of our existing outstanding debt excluding the convertible debentures associated with the Offering, we will need to make significant payments in the future to pay off our outstanding debt.

In October 2018, we received a $1,000,000 unsecured loan from James Lowe, a director, which became due April 30, 2019. The loan had a one-time origination fee of $12,500. Interest accrued at the rate of 12% per annum and was paid monthly. As additional consideration for the loan we granted Mr. Lowe an option to purchase 30,000 shares of our Common Stock at an exercise price of $1.20 per share, which option is exercisable for a period of five (5) years. The loan is guaranteed by Messrs. Nattrass and Gutierrez, two of our officers, directors and our principal shareholders. The due date for the note payable was extended in May 2019 to December 31, 2019 and the interest rate was decreased to 9% per year. In consideration for Mr. Lowe extending the maturity date of the Note and reducing the interest rate, we agreed to issue 10,000 shares of our Common Stock to him.

Gross debt was $5,745,000 and $3,478,869 as of June 30, 2019 and December 31, 2018, respectively. This represents an increase in gross debt of $2,266,131, of which $2,565,000 of this increase is related to the issuance of the Convertible Debentures as of June 30, 2019. We also paid down a portion of previously existing short-term debt during this period.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the six-month period ended June 30, 2019.

Critical Accounting Policies and Estimates

Critical accounting estimates – The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

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Stock-based Compensation – We account for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Leases – We follow the guidance in ASC 842 “Leases,” which requires us to evaluate the lease agreements we enter into to determine whether they represent operating or capital leases at the inception of the lease.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recently adopted Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASCs are communicated through issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, we believe that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on our financial statements upon adoption.

In February 2016, the FASB issued ASU 2016-02 “Leases”, which together with subsequent amendments is included in ASC 842, “Leases”. Most significantly, ASC 842 requires a lessee to recognize on the statement of financial position a liability to make lease payments and an asset with respect to its right to use the underlying asset for the lease term. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the statements of operations. ASC 842 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. The Company is adopting ASC 2016-02 effective January 1, 2019 under the modified retrospective method with respect to lease contracts in effect as of the adoption date. The adoption of ASC 2016-02 will increase our assets and liabilities by approximately $139,000 as of January 1, 2019 due to the recognition of right-of-use assets and lease liabilities with respect to operating leases. The Company does not believe the adoption of ASC 842 will have a material effect on its financial position, results of operations or cash flows

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements in Nonemployee Share-Based Payment Accounting” which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower their cost and reduce volatility in the income statement. The update is effective for fiscal years beginning after December 31, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. The Company is adopting ASU 2018-07 effective January 1, 2019 and does not believe the adoption of ASU 2018-07 will have a material effect on its financial position, results of operations or cash flows.

There are other various updates recently issued by the FASB, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Management has reviewed all other recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial condition or the results of our operations.

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DESCRIPTION OF BUSINESS

HISTORY

We were originally formed on March 20, 2014, as a Colorado limited liability company. In March 2017, we converted to a corporation and issued 193.3936722 shares of our Common Stock for every Member Interest issued and outstanding on the date of conversion.

In August 2016, when still an LLC, we undertook a private offering of our member interests wherein we received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest, or approximately $0.46 per share based upon the conversion rate of 193.3936722 shares per member interest issued when we converted into a corporation in 2017). These funds were used to (i) add two systems designers to expand our Cultivation Technologies team to support market demand; (ii) expand our operations into the expanding fertigation marketplace as States approving legalized cannabis increased, (iii) hire a mechanical engineer to begin vetting opportunities to add IP and technology to our future business offering, (iv) hired a strategic financial consultant to aid in compiling a business forecast model;, and (v) fund working capital to support brand building marketing initiatives focused on trade show participation and an Increased on-hand inventory position.

In May 2017, we commenced a private offering of our Common Stock wherein we received subscriptions of $2,546,000 from the sale of 2,546,000 shares, at $1 per share, to 76 investors, including 58 “accredited” investors, as that term is defined under the Securities Act of 1933, as amended. These funds were used to repay debt, expansion of our existing business operations, new investment opportunities and working capital.

Thereafter, on May 15, 2018, we filed a registration statement on Form S-1 with the US Securities and Exchange Commission (“SEC”) wherein we registered 4,157,936 shares of our Common Stock with the SEC. Our registration statement became effective on August 8, 2018. As part of this process we also filed a registration statement on Form 8-A, causing our Common Stock to be registered under the Securities Exchange Act of 1934, as amended.

In June 2018, we formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary company which we intend to utilize for all of our Canadian sales operations in the future.

Our Company website is www.urban-gro.com, which contains a description of our Company and products, but such websites and the information contained on our websites are not part of this Report.  In addition, we also maintain branded technology product website under www.soleiltech.ag.

BUSINESS OVERVIEW

We are an end-to-end agricultural solutions firm focused on cannabis and traditional agriculture produce growers. We provide design, engineering, and technology implementation in high-performance commercial cannabis cultivation facilities. Integration of systems through comprehensive design ensures a cohesive approach to cultivation that is both economical and regulatory compliant.  We market our products and services throughout the United States and Canada. During 2018 we also made preliminary efforts on projects in other countries as well, including Mexico, Jamaica and Colombia.

Revenue is generated by 1) working with owners to design and engineer automated systems for large commercial facilities, and 2) delivering recurring consumable product sales and technology integration.  Soleil® Technologies is our proprietary IoT platform providing sense and control capabilities, allowing the operator to remotely monitor the crop, ensuring real-time protection of investments.

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Our current services and products include:

•	Full design, engineering, sales, and start-up commissioning of integrated cultivation systems that includes:

o	Environmental controls, fertigation and irrigation distribution;

o	Commercial grade light systems, including light-emitting diode (LED) and high-pressure sodium (HPS);

o	Complete line of water treatment and reclamation systems;

o	Rolling and automated bench systems;

o	Fans; and

o	Odor mitigation & microbial reduction systems

•	Integrated pest management plan design and product solutions; and

•	Soleil 360, an agriculture technology platform

Since inception, we have serviced over 500 clients and have designed and assisted in build out of over 75 facilities owned by some of the largest multi-state cannabis focused operating companies in both the United States and Canada. While no assurances can be provided, we forecast over a thousand customers will be purchasing our cultivation products bi-monthly by 2020, provided that additional countries and states in the US continue to adopt legislation approving the use of medical or recreational marijuana. According to Viridian Capital Advisors, an estimated $13.8 billion was raised by cannabis companies in 2018. A significant portion of this capital is expected to be used for facility buildouts. New Cannabis Ventures reported that as of April 2018 there were over 7,000 cultivation licenses issued in the US. This number is rapidly increasing as more states enter the legal cannabis industry. While no assurances can be provided, we believe this gives us a large and growing market.

To date, our revenues have been derived from sales to the cannabis industry. On average, our year-over-year revenues have grown by 70% per year since 2015. During 2018 we provided services to over 1.2 million square feet of canopy to the cannabis industry.

Our primary business purpose is to engage directly with large scale indoor and greenhouse commercial cultivators growing high-value crops and design and engineer state of the art facilities and systems that focus on maximizing plants yields and lowering overall operational costs. We have and will continue to work with grow operations and production facilities to pursue strategies to, provide services, products, and other potential revenue-producing opportunities in the high value crop arenas. We engage directly with the ownership groups and growers at these facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields. We believe our customers work with us because we save them time, money, and resources.

In 2018, we accomplished several objectives, including the hiring and placement of our executive leadership team. We consider this a major milestone. To help us efficiently and effectively accomplish our growth objectives, management believes that hiring qualified, experienced persons and placing them into executive management is critical. During 2018 we hired; Larry Dodson, our CTO; Dan Droller, our EVP of Corporate and Business Development; and, Jonathan Nassar, our EVP of Sales. With this team in place, we believe we have the leadership necessary to help us to continue to expand our business. See “Management”.

As discussed below, we also increased our ownership position in key technology companies. We believe that the additional investment into EDYZA (additional 2.44% ownership making the total position 12.44%) allows our technology team to continually integrate and solidify the Soleil Sense & Control platform to further gain meaningful and valuable insight from the mined data available in a closed-loop platform.

Also as discussed below, in March 2019, we acquired the Mechanical, Electrical, and Plumbing (MEP) Engineering firm, Impact Engineering D/B/A Grow2guys. Operating as a fully owned subsidiary, this acquisition allows our team to engage potential customers approximately six months earlier in the sales cycle. In addition, it is providing us with early stage access to discuss potential HVAC solutions for our clients, a sales platform that we intend to officially launch in Q4 2019.

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Effective November 20, 2018, we entered into a letter of intent (“LOI”) with Hydrofarm Holdings Group, Inc. (“Hydrofarm”) whereby Hydrofarm agreed to acquire all of our issued and outstanding Common Stock (the “Merger”) utilizing a mutually purchase price of $65,000,000. Pursuant to the terms of the LOI, Hydrofarm extended us a secured, interest only note in the principal amount of $2,000,000. The note is secured by all of our existing and future assets. Although the Merger has not been abandoned and the LOI has not been terminated by either party, there are currently no discussions between the parties pertaining to the Merger. We were informally advised by Hydrofarm that they were advised that their attempts to list their common stock for trading on NASDAQ would be complicated if they acquired us because of our involvement in the cannabis industry. The Hydrofarm note also requires us to obtain the permission of Hydrofarm to engage in various activities, including additional financing. In February 2019, we provided applicable notice to Hydrofarm of an agreement to raise additional debt and/or equity to which Hydrofarm consented.

CURRENT BUSINESS

Our intent is to continue to capture market share as the cannabis industry continues to develop and mature, and to leverage that experience and our technology development to penetrate the faster growing segments of the broader horticultural and agricultural industries. In the cannabis industry we engage directly with ownership groups and growers operating large indoor and outdoor greenhouse cultivation facilities and strategically work with them to provide value-added services and industry best products that assist them in lowering production costs and increasing crop yields.

We define our relationships with our customers through two areas comprised of (i) design & systems integration services, and (ii) agricultural technology:

We offer the following Design & Systems Integration Services:

•	Full Facility Systems Design, Engineering, and Integration Services

•	Start-up Commissioning Services

•	Post Start-Up Professional Services

•	Facility Optimization Services

•	Integrated Pest Management Planning and Strategy Services

Complementing our design and integration services, we offer the following cultivation systems and crop management products:

•	Environmental Controls, Fertigation, and Irrigation Distribution

•	Freshwater, Wastewater, and Condensate Treatment Systems

•	LED, HPS, and CMH Lighting Systems

•	Rolltop and Automated Benching Systems

•	Odor Mitigation & Microbial Reduction Systems

•	Air Flow Systems

•	Industrial Spray Applicators

•	Pesticides and Bio-Controls

•	Plant Nutrition Products

•	Substrate and Coco Bag Solutions

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Under our Soleil® technology platform we offer the following agricultural technology hardware and software solutions:

•	Environmental & Substrate Sensing
•	Data captured from our internally designed line of wireless hardware sensors
•	Wired and wireless communications equipment that is used for the on-premise network, connecting our sensing systems
•	Cloud-based secure data services and back-end management and administration system
•	Customer-focused Graphical User Interface (GUI)
•	Remote monitoring and support
•	Wireless lighting controls

Business Growth and Diversification

We are focused on driving shareholder value by continually developing the technology and focusing on bringing more intellectual property (“IP”) in-house. We are focused on integrating technologies including high density wireless sensors, machine learning, and artificial intelligence into our product offerings. We intend to diversify our sector sales strategy by targeting traditional horticulture operators with our service and systems to companies involved in growing herbs, microgreens, leafy greens and lettuce, strawberries, and vine crops including tomatoes, cucumbers, chilies and peppers. The technologies we have developed, deployed, and in continuous innovation are described below as Soleil® 360, Soleil® Sense and Soleil® Control, within the section on Product Branding and Strategy.

Focusing on global agriculture and all high value crops, this technology is expected to allow us to offer our customers drastically better efficiencies while decreasing costs of production and increasing yields. There are no assurances this benefit will accrue.

Industry Partnerships

As a systems integrator we believe it is imperative for us to maintain close relationships with leading technology partners, and as such, we have attempted to integrate ourselves in the horticulture and agriculture industry, having formed strategic partnerships with a number of industry-leading solution providers like Edyza, Fluence Lighting, Argus, Priva, Netafim, RGF Environmental Group, Arborjet, and Biobest Group NV. A brief description of some of these companies is as follows:

Edyza - Based in Irvine CA, Edyza is an advanced technology development company focusing on high-density IoT (Internet of Things), wireless networking and Cloud-based computing. Development includes proprietary designs of sensor nodes hardware and firmware, architecting wireless networks, and optimal use of network equipment such as Edge-servers, Gateways, wireless Hubs. Primary goals are to provide for high volume data acquisition and data visualizations, and software algorithm solutions.

Fluence Lighting - Fluence Bioengineering LED-based lighting systems are designed to provide high levels of photosynthetically active radiation (PAR) ideal for commercial cultivation and research applications from microgreens to cannabis. From sole-source indoor grow lighting to supplemental greenhouse lighting, Fluence custom tailors the light spectrum and form-factors to optimize plant growth and increase yields while consuming less energy and reducing operating costs versus legacy technologies. All of the LED-based grow lights are built in Austin, Texas. All grow lights are ETL listed and come with a 3-year or optional 5-year warranty.

Priva - Based in The Netherlands with a North American office in Ontario Canada, Priva provides building automation technology for the optimization of environmental conditions and process management for horticulture. Priva offers the best solutions for multiple indoor growing facilities from vertical farms to grow containers, warehouses to rooftop greenhouses. Priva’s solutions address water (hydroponics), climate & cultivation, and labor & management. Priva is a horticulture industry leader with more than 50 years of experience in horticulture developing algorithms for plant-based control strategies. These strategies create the best indoor growing solution when combined with Priva hardware and software modules.

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Argus – Argus Controls, a division of Conviron, provides automated control systems for the horticulture and aquaculture industries. Argus systems provide three essential functions: 1) Fully integrated equipment control; 2) Advanced monitoring and alarms, and 3) Comprehensive data acquisition and management information. Argus capabilities include facilities automation and specialty monitoring and control applications to support the needs of cultivators. With over 30 years of leadership and innovation in control technology, Argus systems are used in horticulture and biotechnology research facilities, universities, aquaculture and aquaponics, and many other custom control applications at sites throughout the world.

Netafim - Netafim is recognized as the world leader in drip irrigation systems and agricultural projects. Since 1965, Israel based Netafim has been a pioneer in drippers, dripper lines, sprinklers and micro-emitters. Netafim also manufactures and distributes crop management technologies including monitoring and control systems, dosing systems, and crop management software.

Biobest Group NV – This company specializes in pollination and biological control. In 1987, Biobest was the first company to put bumblebees on the market. With thirty years of expertise, Biobest continues to deliver high quality products at all times by maintaining quality at every level: in the factory and during the transport in order to guarantee an optimal result in the crop. Biobest strongly focuses on research and development, providing tailored advice for crops worldwide.

SALES STRATEGY

“The urban-gro® Systems Integration Solution”

Our sales team is comprised of one Executive Vice President, five Director of Sales, one Sales Associate, and one Sales Operations individual. The Director of Sales serve as “relationship ambassadors,” are located across the U.S., and their sole responsibility is to find, build, and support sales and customer relationships. The internal sales management team is compensated with a base salary and are additionally leveraged on a commission structure tied to quarterly revenues and gross profits.

When the technical sell window opens on a specific opportunity, we provide the appropriate technical expert whom is able to quickly and effectively explain a proposed solution to resolve customer’s specific challenges. While we only sell solutions, we believe the true value is in the expertise behind the product. Services like full fertigation and irrigation distribution design in CAD, light plan layout design, air flow design, air sanitizing and odor mitigation design, bench layout design, and complete system commissioning are all services that our customers pay us for.

We believe this technical sales process requires true segment expertise, which we also believe has not been readily available to cannabis companies. As a systems integrator we employ a team of segment-specific educated and technical experts with deep experience in each of the five solution segments, including:

•	Environmental Controls

•	Fertigation and Irrigation Distribution Design and Engineering,

•	Integrated Pest Management (IPM)

•	Lighting, and

•	Water Treatment.

Our team includes highly talented and educated individuals including individuals with a Master’s degree in Business Administration, Plant Science, Horticulture, and post-secondary degrees in Environmental Science, Horticulture, Agricultural Engineering, and Electrical/Mechanical/Controls. We rely on these technical experts in their areas of expertise to find and vet the best-in-class solutions, and then educate and inform our customers on best solution use and techniques.

In addition to leads generated from the execution of our marketing strategy, for additional new business opportunities, we focus on referrals generated from our relationships with industry partners, and from contract referral agents. By offering a referral program to consultants whose primary business model is to help their clients set up cultivation facilities from the design stage through cultivation, we ensure access to a strong network of commercial cultivators.

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MARKETING

urban-gro Brand Strategy: For the Life of the Grow

Our existing customer base consists of large-scale commercial cannabis cultivators located throughout the United States, Canada, and around the world. We provide customers with services and solutions throughout the life of their grow — from system design and engineering, through compliance and competitiveness—our team of scientists and experts understand the regulations, challenges, and opportunities unique to cultivators. The following outlines the various stages of cultivation operation and defines the ways in which we serve the needs of cultivators and their stakeholders.

Early-Stage Engagement/ Planning & Building Consensus

•	Cultivation Systems Expertise | Early-stage engagement with stakeholders builds consensus -- saving stakeholders money and time through smart, informed decision making.

•	Systems & Space Programming | Early-stage engagement with stakeholders builds consensus -- saving stakeholders money and time through smart, informed decisions.

•	Specification & Design | Guaranteed Design Professionally designed layouts for irrigation, climate control, benches, fans, and lighting ensure optimal space utilization and product performance.

•	Actionable Data | Soleil® Sense and Control Technology’s high-density wireless network provides real-time data-driven monitoring for a complete picture of a cultivation.

•	Durable Products | Fertigation systems, rolling bench systems, HAF / VAF fans and commercial sprayers are effective and efficient.

Today’s cultivation systems are extremely complex. Our team of project managers and engineers support the installation process by coordinating with a client’s engineers and stakeholders to avoid project bottlenecks and support construction trades. Our commissioning team ensure that the equipment is installed according to the design and operates as committed.

In addition, our team of IPM technologists and pest control advisors understand the complex cannabis cultivation laws around the country and assists our clients in maintaining their grow in compliance with the evolving legislation.

Through our IPM (integrated pest management) subscription service, we work with cultivators to provide cutting-edge pesticide and biocontrol regimens that adhere to a client’s regulatory environment. Our procurement team leverages our national buying power to ensure the best product value. These are consumables that commercial cultivators purchase on a regular basis. They include pesticides, nutrients and fertilizers and are paid for prior to ship or on terms for existing customers. Net 30-day terms are offered to existing customers and lines are increased according to account history.

Our Soleil® climate sensors offer real-time data to make informed decisions to optimize crop environments, preventing crop loss through actionable alerts and programmed responses to conditions.

We generate our profits based on the value we provide for design, engineering, and systems expertise.  We begin projects by using a proprietary project estimation tool that inputs multiple variables about the size and complexity of a potential new facility or a retrofitted facility. The output of the tool estimates the dollar amount of design and engineering time, systems, materials, project management, and miscellaneous costs necessary to provide a system that meets the needs of the customer. Once the project estimate is determined, a design fee and project deposit are determined. The design fee is a function of the complexity of the controls system, the number of irrigation zones, types of nutrients used, and the number of individual plants that require individual irrigation. The project deposit is between 10% and 15% of total project cost and varies based complexity and type of systems.

When the customer approves the estimate and pays the respective fee and deposit, our designers and engineers begin configuring and customizing the system. When a final design is approved by the customer, we then determine a final cost for time and materials and provides a final quote to meet all specifications. We then collect an order deposit to begin the procurement process.  Within two weeks of system readiness, we collect a final deposit from the customer. We then ship the final system to our customer. Once the system is installed by the customer’s chosen mechanical, electrical and plumbing contractors we dispatch an engineering team to commission the system.

To date, the cost to our customers for our systems have ranged between $75,000 and $2,500,000, depending upon depending on the size of cultivation, the complexity of systems, types, and the number of systems utilized from our product portfolio. We do not provide financing.

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Product Branding and Strategy: Soleil® 360 Ag-Tech Platform, Soleil® Sense, and Opti-Dura®

Soleil® 360 Ag-Tech Platform

Soleil Technologies is one of our divisions. The Soleil’s technology platform comprises a Cloud-based services back-end management and administration system, and an intuitive customer graphical user interface (GUI). It is built with the capability to handle over 22 billion records per annum, and several thousands of subscription-paying customers.

Soleil sensors are connected to the Soleil 360 Platform employing a robust, high performance, proprietary, tree-mesh wireless network topology. The user interface is designed for intuitive ease-of-use navigation of the customer’s systems, and as a universal user interface that will integrate all typically disparate systems within the grow environment.

The Soleil 360 business model is a subscription-based, high-value data services product. Hardware and network services remain the property of the company, and subscription fees provide for data hosting, data analysis, reporting and visualizations. The subscription sales contracts will increase adoption in the industry due to lower capital costs for acceptance and implementation by customers.

Standard and customized data visualizations are provided and available, and types and details are dependent on the subscribed level of service. Standard reporting consists of graphs and charts, and custom visualizations also include Augmented Reality and Mixed Reality data representations.

Soleil® Sense

The Soleil 360 technology platform utilizes Soleil Sensors to acquire data within the grow environment. Sensed data is transmitted over the wireless network and to Soleil 360 Cloud services. Data undergoes processing for reporting analysis and data visualizations important to the grower for actions and corrections to the grow environment equilibrium and balance. The current Soleil sensor product family includes sensing for temperature, humidity, carbon dioxide, organic compounds, barometric pressure, soil moisture, conductance (nutrients), and grow light output intensity. The combination of sensing with the environmental factors that are measured, are essential components to achieve the careful balance of a grow environment.

The platform leverages sensor data and machine-based learning in order to reduce operating costs and increase yields. Scalable to thousands of ultra-high-efficiency sensors, growers are able to access real-time, actionable data from anywhere in the world and use that insight to optimize growing conditions or address potential issues before they affect the crop.

Target applications goals of Soleil technologies are as complete solutions utilized by customers for increased operational efficiency, efficient use of hardware and network systems, reduced waste, all leading to improvements in profitability.

As water resources become scarce and transportation, energy, and labor costs rise, CEA (Controlled Environment Agriculture, the production of cannabis, vegetables, and flowers indoors) is quickly gaining popularity across the globe. The ability to precisely control environmental and plant conditions in a regulated, indoor environment helps optimize crop yield and quality. With just a few clicks, growers are able to assess temperature, moisture content, nutrient content, and pH—among other factors—in order to maintain ideal growing conditions. While existing substrate (soil) sensing technology is very costly to implement and is subject to scalability, wire, efficiency, and reliability constraints, the demand for real-time data is on the rise.

In addition to environmental and soil sensing, the same platform is being leveraged to economically monitor mission critical mechanical systems using vibration, energy consumption, and temperature. The sensors will alert cultivators to potential equipment failures like broken fans, clogged emitters, or inefficient HVAC systems.

Opti-Dura® Cultivation Product & Equipment Offering

Since commencement of adult-use legalization in 2014, the price of legal, commercially produced cannabis has dropped from highs of $5,000 per lb., to below $1,000 per lb. in some mature state markets. We expect this trend to continue as additional states adopt legal cannabis. We believe this is a positive develop as it drives out the black and grey markets.

With lower product prices there is increased interest in reducing cultivation costs through procurement of new products and equipment. We have created a high-quality, value-driven “house brand” of cultivation products and equipment. Our sourcing of cultivation products and equipment has been researched and developed by cultivators – those who know first-hand the quality and specifications desired by cultivators.

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Our OPTI-DURA product line includes:

•	OPTI-DURA Large-Scale Pesticide Applicators - Many cannabis cultivators have grown from small operations over the years. As they have grown, they have kept application processes that are out-of-date and inefficient for larger-scale operations. Our OPTI-DURA commercial pesticide applicators are made in America and built by farmers. They are a must-have for commercial cannabis facilities utilizing high pressures and special spray nozzles that help get under the leaves where pests like to hide. We are an exclusive distributor of the heaviest duty sprayers on the market.

•	OPTI-DURA Nutrients and Fertilizers – Currently in development, OPTI-DURA nutrients and fertilizers are expected to significantly reduce the price of these key components to cultivation. The nutrient and fertilizer lines will enable cultivators to “dial in” the needs of specific strains for high quality, consistent cannabis.

Trademarks and Patents

We have applied for and received or are awaiting receipt of the following pending registrations with the US Patent and Trademark Organization:

Application	Mark / Patent	Owner	Filing Date	Country	Status
85950395	Mark	URBAN-GRO	June 04, 2014	USA	Registered
Reg. No. 4,618,322
87199613	Mark	OPTI-DURA	October 11, 2016	USA	Allowed – Intent to Use
86340114	Mark	SOLEIL	July 17, 2014	USA	Registered
Reg. No. 5,209,707
87425701	Mark	SOLEIL	April 26, 2017	USA	Pending
87671876	Mark	SOLIEL GIVES YOUR CROP A VOICE	November 3, 2017	USA	Pending
15/626,085	Patent	URBAN-GRO	June 17, 2017	USA	Office Action Issued January 3, 2019
15/626,079	Patent	URBAN-GRO	June 17, 2017	USA	Office Action Issued December 28, 2018

We have also applied for trademark registrations for these Marks in other countries as well, including Canada, the UK and with the European Union.

Application	Mark	Filing Date	Country	Status
1930075	URBAN-GRO	November 13, 2018	Canada	Pending
1864717	OPTI-DURA	October 26, 2017	Canada	Pending
1864713	SOLEIL	October 26, 2017	Canada	Pending
3266410	SOLEIL	October 26, 2017	UK	Registered Reg. No. 3,266,410
3266415	URBAN-GRO	October 26, 2017	UK	Registered Reg. No. 3,266,415
017391781	SOLEIL	October 26, 2017	EU	Registered Reg. No. 017391781
017391806	URBAN-GRO	October 26, 2017	EU	Pending

We have also applied for trademark registrations for these Marks in other countries as well, including Canada, the UK and with the European Union.

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Patents. Provided that we execute definitive agreements with Edyza, as part of the proposed business relationship we will be assigned the ownership of the following two patent rights: See “BUSINESS – Investment into Edyza Sensors”

Patent Application 1: Sensor Rods

Edyza has filed a provisional patent under “Mizi Technology” that supports the modular system used within the Edyza Mizi soil moisture sensor which can serve several purposes. This patent will be converted to a non-provisional patent by 06/19/2017.

Application Number	62/351,989
Filing Date	06/19/2016
Title	Modular sensor architecture for soil and water analysis at various depths from the surface
Inventor(s)	Rana Basheer and Atul Patel
Applicant(s)	Rana Basheer and Atul Patel

This patent application provides the foundation for critical claims that create a protection for both modularity in hardware design and modularity in sensing data. This enables the extension of the product line into different grow mediums.

Patent Application 2: Moisture and Salinity Measurements

A second provisional patent is being prepared and filed for the measurement of moisture and salinity as a factor of soil resistance and capacitance. Pursuant to the proposed terms of the joint venture with Edyza, this patent will be assigned to us, provided definitive agreements are executed by the parties, of which there is no assurance. Edyza will continue to work on the processing of the patent until it is converted to a non-provisional status.

We also acknowledge that certain protections normally available to us related to design or other utility patents in the cannabis industry would not currently be enforceable under federal law.

We attempt to protect our intellectual property via the deployment of non-disclosure agreements with both prospects as well as licensees. There are no assurances that these non-disclosure agreements will prevent a third party from infringing upon our rights.

GROWTH BY ACQUISITIONS

As discussed above, our management is always aware of other related companies and how they may positively impact our business. In addition to making a full acquisition of the MEP firm, Impact Engineering D/B/A Grow2Guys earlier this year in March, we have made strategic investments in two other companies over the last couple of years. The company intends to continue to engage in what we believe to be synergistic acquisitions or joint ventures with unrelated companies that we believe will enhance our business plan and support our intention to become a national or internationally branded ancillary cultivation solutions company. One of the principal reasons why we elected to become a reporting, trading company is to allow us to utilize our securities as compensation for these potential acquisitions.

There are numerous things that will need to occur in order to allow us to implement this aspect of our business plan and there are no assurances that any of these developments will occur, or if they do occur, that we will be successful in fully implementing our plan. Among other things, the most important developments that need to occur include the legalization and commercialization of marijuana in the United States Until this occurs, we will be unable to fully integrate all aspects of the marijuana industry under our corporate umbrella.

If we are successful, the acquisition of related, complimentary businesses is expected to increase revenues and profits by providing a broader range of services in vertical markets which are consolidated under one parent, thus reducing overhead costs by streamlining operations and eliminating duplicitous efforts and costs. There are no assurances that we will increase profitability if we are successful in acquiring other synergistic companies.

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Management will seek out and evaluate related, complimentary businesses for acquisition. The integrity and reputation of any potential acquisition candidate will first be thoroughly reviewed to ensure it meets with management’s standards. Once targeted as a potential acquisition candidate, we will enter into negotiations with the potential candidate and commence due diligence evaluation of each business, including its financial statements, cash flow, debt, location and other material aspects of the candidate’s business. If we are successful in our attempts to acquire synergistic companies utilizing our securities as part or all of the consideration to be paid, our current shareholders will incur dilution.

In implementing a structure for a particular acquisition, we may become a party to a merger, consolidation, reorganization, joint venture, or licensing agreement with another corporation or entity. We may also acquire stock or assets of an existing business. On the consummation of a transaction, we do not intend that our present management and shareholders will no longer be in control of our Company.

As part of our investigation, our officers and directors will meet personally with management and key personnel, may visit and inspect material facilities, obtain independent analysis of verification of certain information provided, check references of management and key personnel, and take other reasonable investigative measures, to the extent of our limited financial resources and management expertise. The manner in which we participate in an acquisition will depend on the nature of the opportunity, the respective needs and desires of us and other parties, the management of the acquisition candidate and our relative negotiation strength.

We will participate in an acquisition only after the negotiation and execution of appropriate written agreements. Although the terms of such agreements cannot be predicted, generally such agreements will require some specific representations and warranties by all of the parties thereto, will specify certain events of default, will detail the terms of closing and the conditions which must be satisfied by each of the parties prior to and after such closing, will outline the manner of bearing costs, including costs associated with our attorneys and accountants, will set forth remedies on default and will include miscellaneous other terms.

Depending upon the nature of the acquisition, including the financial condition of the acquisition company, as a reporting company under the Securities Exchange Act of 1934 (the “34 Act”), it may be necessary for such acquisition candidate to provide independent audited financial statements. If so required, we will not acquire any entity which cannot provide independent audited financial statements within a reasonable period of time after closing of the proposed transaction. If such audited financial statements are not available at closing, or within time parameters necessary to insure our compliance with the requirements of the 34 Act, or if the audited financial statements provided do not conform to the representations made by the candidate to be acquired in the closing documents, the closing documents will provide that the proposed transaction will be voidable, at the discretion of our present management. If such transaction is voided, the agreement will also contain a provision providing for the acquisition entity to reimburse us for all costs associated with the proposed transaction.

Overview of Impact Engineering D/B/A Grow2Guys.

Effective March 7, 2019, we acquired 100% of the stock of Impact Engineering, Inc., a provider of mechanical and electrical engineering services. Since 2009, Impact has operated in the cannabis industry under the dba “Grow2Guys”. We issued an aggregate of 500,000 shares of our Common Stock in exchange for all of the issued and outstanding stock of Impact Engineering (hereinafter referred to as “Impact” or “Grow2Guys”).

We believe this acquisition will allow us to consolidate our internal fertigation design team with the Mechanical, Electrical, and Plumbing design team of Impact. The consolidation of this group allows us the opportunity to continue to deliver integrated designs for all of the key systems in a large, commercial grow. With the ability to have Professionally Engineered (PE) stamping to all of our designs, this solution will also bring considerable cost reduction opportunities to our customers.

Grow2Guys has provided full-service mechanical, electrical, and plumbing (MEP) engineering services for commercial owners since 1982. Its services include:

•	HVAC engineering and design;

•	plumbing engineering and design;

•	electrical engineering and design; and

•	documentation for the building permits necessary to obtain Certificate of Occupancy.

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Impact has provided design and engineering services for over 300 cannabis related facilities across North America, including cultivation and extraction facilities, dispensaries, and MIP kitchens. The firm’s customer base includes U.S. and Canadian single facility owners and multi-state operators with cultivation facilities ranging from 5,000 square feet to over 200,000 square feet. With this industry-specific experience, Impact has developed significant expertise in cannabis facility design and engineering, which we believe compliments our current operations. Impact is licensed to provide professional engineering services and stamp drawings in 47 states.

During each of its past two fiscal years Impact generated revenues in excess of $700,000, with 5 figure net profits in each year. Management expects that this accretive acquisition will have an immediate positive impact on our revenues and favorably impact our goal of attaining profitability in the near future.

As a result of the acquisition, Impact is now a wholly-owned subsidiary of our Company, allowing us to engage with cultivators earlier in the design process. While no assurances can be provided, we believe that this avenue for early engagement will support our continued growth in the cannabis sector, providing facility design, products, solutions, and agricultural technology. Through the acquisition of Impact we expect to expand our cultivation system design operations which, together with our full-service MEP engineering services, should allow us to effectively engage customers much earlier during the building design stage.  Our firms’ combined experience allows us to now offer the market a united team highly experienced in the end-to-end design and delivery of optimized cultivation systems.

Management believes the acquisition of Impact will improve our ability to better serve our current and future customer base by expanding on the fully integrated products and services that we currently offer. While we have acquired Impact for coordinated building and cultivations systems design, we intend to continue to expand our current relationships, as well as to develop new relationships with regional MEP engineering firms in other regions throughout North America.

With the addition of the Impact team our number of employees expands with the addition of five full-time employees, including 37-year mechanical engineering veteran and founder of Impact, Brian Zimmerman, who is a licensed professional engineer (PE). Other added positions include a project manager and three mechanical designers. As part of the terms of the acquisition we entered into an employment agreement with Mr. Zimmerman, who shall remain as the President of Impact. Impact operates out of urban-gro’s satellite office location in Denver.

As of the date of this Prospectus other than as disclosed above, we have no agreement with any other entity to acquire such company or be acquired. With the goal of finding a strategic partner for us, in July 2019, we started a process with INFOR Financial Group and as a result, we are engaged in discussions with various unaffiliated companies concerning the sale of minority interests in our Company, as well as other avenues of mutual interest, but there are no assurances that these discussions will result in any definitive agreement. Apart from the aforementioned and open LOI that currently remains in place with Hydrofarm, we do not have any other new binding or non-binding agreements in place with; or have commenced associated formal due diligence activities with or on any other company, nor have we reach even a verbal agreement with any third party as to the terms and conditions of any such potential acquisition. There is no significant material acquisition that is probable to be consummated and there are no assurances that any such acquisition will occur in the future.

Employees

As of the date of this Prospectus we employ 53 persons, including 3 executive officers, 5 in our Cultivation Design division, 4 in our Commissioning division, 1 in our Cultivation optimization division, 1 in our warehouse, 9 in sales, 3 in finance, 4 in customer implementation, 2 in marketing, 1 in corporate development, 6 in technology, 5 in environmental science, 4 in general operations, and 5 employees in the MEP division, Grow2Guys. We also utilize the services of three independent contractors focused on business development, and a revolving number of referral agents.

Our employees work at will and are not represented by a collective bargaining unit. We believe our relationship with our employees is excellent. We require all our employees and consultants to sign a confidentiality and non-disclosure agreement. Our success relies on our ability to hire additional employees, particularly on the sales side in markets around the world. We believe there are numerous high quality people to choose from throughout our area of operations.

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PROPERTIES

Our principal place of business is located at 1751 Panorama Point, Units F and G, Lafayette, CO 80026. This location consists of approximately 10,000 square feet, including approximately 3,500 of office space and 6,500 square feet of warehouse space. The relevant lease expires August 31, 2020, but contains a one-year extension, at our discretion. We currently pay monthly rent of $11,625, through August 2020, and $12,000 for the remaining term of the lease if we choose to extend through to August 2021. We believe we will require additional space in the near future to facilitate our anticipated growth. We are currently looking at finding additional or new space.

We also have a satellite office centrally located in the Denver metro area that allowed us to access the larger technology and engineering talent pools. On September 1, 2019, we moved our location to 414 14th Street, Suite 250, Denver, CO and entered into a 28 month sublease for 5,250 square feet of office space. After a two month period of free rent, the sublease has a monthly rent of $8,094 for twelve months, then a monthly rent of $8,313 for the next twelve months, and a monthly rent of $8,531 for the last two months.

Previously, we had opened a satellite office in the downtown WeWork The Lab facility. This location did not work on leased space. Rather, it provided for a Membership Agreement. The Membership Agreement began in November 2018 and terminated in April 2019. We paid monthly rent of $13,160 through the end of the lease. The membership provide for offices for 23 persons, plus conference room availability and other business related amenities.

We entered into a lease agreement with Bravo Lighting a related party, to sublease office space for 12 months commencing in September 2017, which was renewed in September 2018. Minimum lease payments are $24,000 in 2019.

Competition

We have several niche competitors in the cannabis industry who offer limited solutions and some similar products as those offered by us, including many who have greater financial resources than we currently have available. Our competitors include wholesale horticulture dealers, but we believe their models are different than ours. To differentiate our model, we vet the ‘best in class’ solutions and that is the only product that we sell. For example, horticulture dealers such as Griffin Greenhouse sell thousands of products. Due to the extreme depth of their product line, their sales associates may know a couple of ‘features’ about a specific product, whereas our employees are trained specifically on not only why our product solutions are the best option for our customer, but on how they are to be used in order to reach their maximum effectiveness.

We market ourselves as a one-stop, “turnkey” provider of agricultural technology systems. The notion of being turnkey does separate us from other players in the industry who only specialize in a specific part of the entire process need to design, engineer and deliver these systems. The closest complete solution providers are greenhouse manufacturers like Connelly's and Nexus, but these providers do not provide design and engineering expertise for these large systems.

Even though we have acquired an MEP firm, we do not feel that we compete against other MEP firms, but instead complement each other as we both require each of our areas of specialized expertise in early stage design to specify and support the implementation of systems that run the cultivation facility. Our customers are required to directly contract with local MEPs to implement the solutions according to our design and the customer specifications, and even thought we have acquired a MEP firm, we currently work closely with other MEP firms across the US.

We do not experience significant competition from direct manufacturers. Direct manufacturers provide highly customized systems that require expertise to configure to specific customer needs, so direct manufacturers must partner with companies like us to customize, configure and deliver quality solutions.

In addition, we also periodically compete with electrical contractors, online retailers and manufacturer direct-to-customer sales.

There can be no guarantees that in the future other companies will not enter this arena by developing products that are in direct competition with us. We anticipate the presence as well as entry of other companies in this market space, but acknowledge that we may not be able to establish, or if established, maintain a competitive advantage. Some of these companies may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources. This may allow them to respond more quickly than us to market opportunities. It may also allow them to devote greater resources to the marketing, promotion and sale of their products and or services. These competitors may also adopt more aggressive pricing policies and make more attractive offers to existing and potential customers, employees, strategic partners, distribution channels and advertisers. Increased competition is likely to result in price reductions, reduced gross margins and a potential loss of market share.

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Government Regulation

While we do not generate revenues from the direct sale of cannabis products, we are engaged in assisting companies who are so engaged in various start up aspects of the cannabis industry. Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal laws.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the Federal Government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the Federal Government’s enforcement of current federal laws could cause significant financial damage to us. While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal or state governments.

As of the date of this Prospectus there are 33 states and the District of Columbia allow their citizens to use Medical Marijuana. The District of Columbia and 11 states -- Alaska, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont and Washington -- have adopted the most expansive laws legalizing marijuana for recreational use. Most recently, Illinois became the second most populous state to legalize recreational cannabis and Michigan voters approved a ballot measure permitting adults age 21 and over to purchase and possess recreational-use marijuana. Vermont became the first state earlier this year to legalize marijuana for recreational use through the legislative process, rather than via a ballot measure. Vermont's law allows for adults age 21 and over to grow and possess small amounts of cannabis. However, it does not permit the sale of nonmedical cannabis. Some other state laws similarly decriminalized marijuana but did not initially legalize retail sales.

The state laws are in conflict with the Federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. If the federal government decides to enforce the Controlled Substances Act with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and imprisonment, the maximum being life imprisonment and a $50 million fine. Any such change in the federal government’s enforcement of current federal laws will cause significant financial damage to us.

Previously, the Obama administration took the position that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. The Trump administration has revised this policy. Specifically, the Attorney General vacated the Cole Memorandum in favor of deferral of any enforcement of federal regulation to the individual states Department of Justice/US Attorney. However, certain other protections remain in place via budgetary element embedment (Rohrabacher-Farr amendment now referred to as the Rohrabacher-Blumenauer Amendment), which limits funding of any enforcement of anti-cannabis legislation. The Department of Justice has stated that it will continue to enforce the Controlled Substance Act with respect to marijuana to prevent:

•	the distribution of marijuana to minors;

•	criminal enterprises, gangs and cartels receiving revenue from the sale of marijuana;

•	the diversion of marijuana from states where it is legal under state law to other states;

•	state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•	violence and the use of firearms in the cultivation and distribution of marijuana;

•	driving while impaired and the exacerbation of other adverse public health consequences associated with marijuana use;

•	the growing of marijuana on public lands; and

•	marijuana possession or use on federal property.

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Since the use of marijuana is illegal under federal law, federally chartered banks will not accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the marijuana industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate. There does appears to be recent movement to allow state-chartered banks and credit unions to provide banking to the industry, but as of the date of this Report there are only nominal entities that have been formed that offer these services.

Although cultivation and distribution of marijuana for medical use is permitted in many states, provided compliance with applicable state and local laws, rules, and regulations, marijuana is illegal under federal law. Strict enforcement of federal law regarding marijuana would likely result in the inability to proceed with our business plan and could expose us and our management to potential criminal liability and subject their properties to civil forfeiture. Though the cultivation and distribution of marijuana remains illegal under federal law, H.R. 83, enacted by Congress on December 16, 2014, provides that none of the funds made available to the DOJ pursuant to the 2015 Consolidated and Further Continuing Appropriations Act may be used to prevent states from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana. However, state laws do not supersede the prohibitions set forth in the federal drug laws.

For a comprehensive and up to date perspective on this process and current states and territories cannabis laws please refer to the following link: http://www.mpp.org/states/key-marijuana-policy-reform.html

In order to participate in either the medical or recreational sides of the marijuana industry in Colorado and elsewhere, all businesses and employees must obtain licenses from the state and, for businesses, local jurisdictions. Colorado issues four types of business licenses including cultivation, manufacturing, dispensing, and testing. In addition, all owners and employees must obtain an occupational license to be permitted to own or work in a facility. All applicants for licenses undergo a background investigation, including a criminal record check for all owners and employees.

Colorado has also enacted stringent regulations governing the facilities and operations of marijuana businesses. All facilities are required to be licensed by the state and local authorities and are subject to comprehensive security and surveillance requirements. In addition, each facility is subject to extensive regulations that govern its businesses practices, which includes mandatory seed-to-sale tracking and reporting, health and sanitary standards, packaging and labeling requirements, and product testing for potency and contaminants.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. It is also possible that regulations may be enacted in the future that will be directly applicable to our business. These ever-changing regulations could even affect federal tax policies that may make it difficult to claim tax deductions on our returns. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on its business.

Canadian Regulations

The Cannabis Act came into force on October 17, 2018 and Canada became the first major industrialized nation to legalize adult-use cannabis at the federal level. The Cannabis Act provides an overall framework for the legalization of adult-use cannabis in Canada, including in respect of medical cannabis. The Cannabis Regulations promulgated under the Cannabis Act sets out a detailed regime for the licensing of various activities in the industry, including cultivation, industrial hemp, processing, sales, distribution, packaging and labelling, as well as promotional and marketing activities. In December 2018, the Canadian federal government published draft amendments to the Cannabis Regulations to permit additional forms of cannabis products, including edibles, extracts and topicals. The draft amendments were subject to a public consultation period that ended February 20, 2019 and is now subject to the government’s review and consideration of comments received during the process. While the Cannabis Act provides for the regulation of the commercial production of cannabis for recreational purposes and related matters, it also provides the provinces and territories of Canada with the authority to regulate other aspects of recreational cannabis (similar to what is currently the case for liquor and tobacco products), such as sale and distribution, minimum age requirements, places where cannabis can be consumed and a range of other matters. Provincial and territorial governments have enacted differing legislation and regulations for the distribution and retail of adult-use cannabis. The models differ and range from a government-run model for retail and distribution to a fully private system.

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MANAGEMENT

Executive Officers, Directors and Key Personnel

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position
Bradley Nattrass	46	Chairman of the Board, Chief Executive Officer, President
Octavio (“Tavo”) Gutierrez	48	Director, Secretary
Richard A. Akright	60	Interim Chief Financial Officer
Larry Dodson	62	Chief Technology Officer
James H. Dennedy	54	Independent Director
Lance Galey	44	Independent Director
Lewis O. Wilks	66	Independent Director
James Lowe	39	Independent Director

The above listed officers and directors will serve until the next annual meeting of the shareholders or until their death, resignation, retirement, removal, or disqualification, or until their successors have been duly elected and qualified. Vacancies in the existing Board of Directors are filled by majority vote of the remaining Directors. Officers serve at the will of the Board of Directors.

Resumes

Bradley J. Nattrass, is one of our founders and was our Managing Member from March 2014 until March 2017 when we converted to a corporation and he became our Chief Executive Officer, President and our Chairman. From October 2015 to August 2016 he was the Managing Member of enviro-glo, LLC, a Colorado limited liability company engaged in the manufacturing and branding of commercial lighting products. Previously, from January 2012 through August 2016, he was the Managing Member of Bravo Lighting, LLC, a Colorado limited liability company engaged in the distribution of commercial lighting products. From April 2011 to January 2014, he was a Vice President for Barbeque Wood Flavors, Inc., a Texas corporation engaged in the manufacturing, import and sale of barbeque grilling products. Mr. Nattrass received a Bachelor of Commerce degree from the University of Calgary in marketing in 1995 and an MBA from the University of Phoenix in 2001. He devotes substantially all of his time to our affairs.

Octavio (“Tavo”) Gutierrez is also one of our founders and was one of our Managing Members from March 2014 until March 2017 when we converted to a corporation and he became our Chief Development Officer and a director. In February 2019 he transitioned to a new role as Executive Vice President of International Business. He resigned as our Executive Vice President and was appointed as our Secretary in August 2019 when he ceased full time employment with us. He has since formed Sigmet, LLC, and is focused on expanding various US company’s presence and market development in Latin America. Starting in October 2015 he has been the Managing Member of enviro-glo, LLC, a Colorado limited liability company engaged in the manufacturing and branding of commercial lighting products. Previously, starting in January 2012 he has been the Managing Member of Bravo Lighting, LLC, a Colorado limited liability company engaged in the distribution of commercial lighting products. From July 2010 through November 2013, he was the Vice President of Operations for Stone Lighting, LLC, an Illinois limited liability company engaged in the material sourcing, manufacturing, assembly, and distribution of premium decorative and low voltage lighting systems. Mr. Gutierrez received a Bachelor of International Business from Universidad Autonoma de Guadalajara in Guadalajara, Mexico. He devotes only such time as necessary to our affairs.

James H. Dennedy was appointed as a director of our Company in August 2018.  In addition to his position with our Company Mr. Dennedy is a Director and Chief Financial Officer for Interurban Capital Group, a capital investment and management services company based in Seattle, WA. Prior to this position, from May 2011 through January 2017, he was the President and CEO of Agilysis, Inc., a company offering software solutions to the hospitality industry and based in Alpharetta, GA.  Mr. Dennedy received an MA degree in Economics from the University of Colorado, Boulder in 1995, an MBA degree from The Ohio State University in 1992 and a BS degree in Economics from the US Air Force Academy in 1984.

Lance Galey was appointed as a director of our Company in August 2018. In addition to his position with our Company, Mr. Galey is also currently Vice President of Engineering, Oracle Cloud Infrastructure at Oracle, a position he has held since July 2017. Prior, from June 2016 to July 2017, Mr. Galey was Chief Technology Officer for MassRoots, Inc., a Denver, CO based publicly traded company providing a technology platform for the cannabis industry. From May 2016 through June 2017, Mr. Galey was the Principal Cloud Architect at Dynamics 365 at Microsoft, Inc. From February 2014 through April 2016 he was Chief Cloud Architect at Autodesk, where he helped transform their products into strategic SaaS businesses. From June 2012 through February 2014, he was Vice President and Principal Architect at Salesforce.com, where he led the architecture and development of numerous core infrastructure services underlying a large portfolio of Salesforce SaaS applications and was selected as the executive MVP for the technology division of Salesforce.com. Prior to his time at Salesforce, Mr. Galey served as Chief Architect and Head of OpenStack Engineering of Cloud Services for WebEx, a division of Cisco (2011-2012); and as the Director of Architecture for the Disney Connected and Advanced Technologies division of The Walt Disney Company (2009-2011). Mr. Galey also served as Sr. Program Manager at Microsoft Inc. (2006-2009) and began his career at Amazon (2005-2006) and Level 3 Communications (2000-2005). He received a Bachelor of Science degree from Regis University in 2004.

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Lewis O. Wilks, Jr. was appointed as a director of our Company in August 2018. In addition to his position with our Company, since 2004 Mr. Wilks has been the Senior Managing Partner at Bright Peaks Venture Capital LLC, Cherry Hills Village, CO, where he oversees the company’s investments. In addition, since November 2015, he has been the Executive Chairman of NCS Analytics, a Denver, CO based company that is implementing its patent pending, predictive analytics engine to provide financial, regulatory, and audit service to clients with real-time alerts for cash intensive businesses, including marijuana related businesses. Since June 2017, he has also been Chairman of El Dorado Hills, CA based FuseIntel, a company doing intelligence sector analytics. From September 1997 to September 2001, he served as the Chief Strategy Officer for Qwest Communications. Mr. Wilks received a Bachelor of Science degree in Computer Science from the University of Central Missouri in 1979.

James R. Lowe was appointed as a director of our Company in August 2018.  In addition to his position with our Company, Mr. Lowe co-founded MJardin in 2014 where he served as President of Cultivation, overseeing all cultivation operations through 2017. He was a director of MJardin from March 2014 through June 2018. Mr. Lowe left MJardin to become EVP of Operations of GrowForce, a spinout from MJardin based in Canada focusing on international cannabis opportunities. Since December 2015 he has also been an owner of Potco LLC, one of the highest grossing single site medical cannabis dispensary and grow facilities in Colorado. He has also been a cultivation advisor for Lightshade Labs, LLC, where he has provided guidance on cultivation operations since 2012. Mr. Lowe is also the owner of Next1 Labs, a vertically integrated extraction and concentrate business with a multi-acre outdoor farm complex and the one of the largest producers of live resin products in the state of Colorado.  Lastly, Mr. Lowe entered the legal cannabis market in 2009 as the owner of Cloud 9 Support LLC, a retail horticulture supplies and design company that was responsible for over 50 design projects and construction assists while laying the groundwork for future endeavors.

Larry Dodson was appointed as our Chief Technology Officer in September 2018. Prior, from December 2015 through September 2018, Mr. Dodson was the Vice President of Controls for Fluence Bioengineering, Inc., where he was responsible for product and market development of lighting controls for horticulture and IT, as well as facilities and manufacturing operations. From July 2015 to December 2015 we as a Senior Vice President for Clarus Vision, Inc. From January 2012 through July 2015 he was the Vice President of Marketing and Operations for Unipixel, Inc., where he was responsible for product development of touch screen films, process development and operations. Mr. Dodson received a Master of Business Administration from Houston Baptist University in 1993, a Bachelor of Science degree in electrical engineering and a Bachelor of Arts degree in Chemistry, each from Southern Illinois University in 1983 and 1982, respectively. He devotes substantially all of his business time to our affairs.

Richard (“Dick”) A. Akright was appointed as our Interim Chief Financial Officer in August 2019. From August 2018 to the present, Mr. Akright has been a director with Akright Group International LLC, Aurora, CO, where he performs financial consulting services for small and mid-sized businesses including our Company where he provided financial guidance to the us between March and August 2019. From May through July 2018 he was unemployed. From July 2013 through May 2018 he was Chief Financial Officer for LABS, Inc., Centennial, CO, a privately held company. Mr. Akright has more than 20 years of executive leadership and Board Director experience across a variety of industries and ownership structures. He has served as Chief Financial Officer of companies owned by private equity investors and in the top financial position of corporate divisions of publicly traded companies. He received a Bachelor of Business degree in Accounting from Western Illinois State University in 1980 and a Master of Science in Business Administration from Colorado State University in 1989. He currently devotes a majority of his business time to our affairs.

Committees of the Board

The Board has established various Committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs based on the recommendation of the Nominating and Corporate Governance Committee. The Board has adopted written charters for each of these Committees which can be found at the investor relations section of our website at http://urban-gro.com. Copies are also available in print to any stockholder upon written request to urban-gro, Inc., 1751 Panorama Point, Suite G, Lafayette, Colorado 80026, Attention: Corporate Secretary. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

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Audit Committee

Our Board has established an Audit Committee, which is composed of two independent directors, Mr. James Dennedy (Chairperson) and Mr. Lewis Wilkes. The Committee’s primary duties are to:

•	review and discuss with management and our independent auditor our annual and quarterly financial statements and related disclosures, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s audit or review, as the case may be;

•	review our financial reporting processes and internal control over financial reporting systems and the performance, generally, of our internal audit function;

•	oversee the audit and other services of our independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee;

•	provide an open means of communication among our independent registered public accounting firm, management, our internal auditing function and our Board;

•	review any disagreements between our management and the independent registered public accounting firm regarding our financial reporting;

•	prepare the Audit Committee report for inclusion in our proxy statement for our annual stockholder meetings; and

•	establish procedures for complaints received regarding our accounting, internal accounting control and auditing matters.

Our Audit Committee charter also mandates that our Audit Committee approve all audit and permissible non-audit services conducted by our independent registered public accounting firm. The Audit Committee was established in 2018.

Our Board has determined that Mr. Dennedy is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2012. The Board has further determined that each of the members of the Audit Committee shall be financially literate and that at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment.

Compensation Committee

Our Board has established a Compensation Committee, which is composed of two independent directors (as defined under the general independence standards of the NYSE listing standards and our Corporate Governance Guidelines). Mr. Lewis Wilkes (Chairperson) is a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act) and “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code). Mr. James Dennedy serves as the other member of this committee and meet similar requirements as noted herein. The Committee’s primary duties are to:

•	approve corporate goals and objectives relevant to executive officer compensation and evaluate executive officer performance in light of those goals and objectives;

•	determine and approve executive officer compensation, including base salary and incentive awards;

•	make recommendations to the Board regarding compensation plans;

•	administer our stock plan; and

•	prepare a report on executive compensation for inclusion in our proxy statement for our annual stockholder meetings.

Our Compensation Committee determines and approves all elements of executive officer compensation. It also provides recommendations to the full Board of Directors with respect to non-employee director compensation. The Compensation Committee may not delegate its authority to any other person, although it may delegate its authority to a subcommittee.

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Compensation Committee Composition, Post Annual Meeting.

Lewis Wilkes is the Compensation Committee Chairperson. Jim Dennedy is a committee member.

Nominating and Corporate Governance Committee

The Corporate Governance Committee consists of Mr. James Lowe, Chairperson and Mr. Lance Galley. The Committee’s primary duties are to:

•	recruit new directors, consider director nominees recommended by stockholders and others and recommend nominees for election as directors;

•	review the size and composition of our Board and its Committees;

•	oversee the evaluation of the Board;

•	recommend actions to increase the Board’s effectiveness; and

•	develop, recommend and oversee our corporate governance principles, including our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Nominating and Corporate Governance Committee Composition, Post Annual Meeting.

Mr. James serves as the Nominating and Corporate Governance Committee Chairperson. Mr. Lance Galley is a committee member.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our officers, employees and directors, including our Chief Executive Officer and Chief Financial Officer. We have always conducted our business in accordance with the highest standards of conduct. Full compliance with the letter and spirit of the laws applicable to our businesses is fundamental to us. Equally important are equitable conduct and fairness in our business operations and in our dealings with others. Our Code of Business Conduct and Ethics reflects the foregoing principles.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer and Chief Financial Officer by posting such information on our website http://urban-gro.com in the near future.

Corporate Governance Guidelines

The Board has also adopted a set of Corporate Governance Guidelines that reflect our governance principles and our commitment to maintaining high corporate governance standards.

The Corporate Governance Committee is responsible for periodically reviewing the Corporate Governance Guidelines and the Code of Business Conduct and Ethics and for considering, as necessary, making recommendations on governance issues that should be addressed by the Board.

Family Relationships

There are no family relationships between any of our Directors or executive officers.

Conflicts of Interest

Insofar as our officers and directors are engaged in other business activities, management anticipates it will devote a substantial majority of their business time to our affairs.

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EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes all compensation awarded to, earned by, or paid to our Chief Executive Officer and our two most highly compensated executive officers at the end of our last fiscal year for all services rendered in all capacities to us during the years during which they served as executive officers. Where a named executive officer is also a director, all compensation relates to such individual’s position as an officer only.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Bradley J. Nattrass,	2016	$49,097	$–	$–	$–	$49,097
President, CEO	2017	$150,000	$50,000			$200,000
	2018	$202,998	$25,000			$227,998

Octavio Gutierrez, CDO,	2016	$5,200	$–	$–	$–	$5,200
Secretary	2017	$150,000	$50,000			$200,000
	2018	$174,836	$25,000			$199,836

George R. Pullar, CFO	2018	$69,231	$–	$–	$118,666	$187,897

Larry Dodson, CTO	2018	$40,154	$–	$–	$–	$45,154

Mr. Pullar was terminated as our CFO without cause in August 2019. Mr. Gutierrez resigned as our EVP in August 2019 and was appointed as our Secretary at that time.

Each Independent director has been issued a stock option to acquire up to 100,000 shares of our Common Stock, exercisable at $1.20 per share. The stock options shall vest proportionately on each annual anniversary of their respective appointment over a 3-year period. In addition, a director who agrees to participate and become a member of a standing committee of the Board, including Audit Committee, Nominating and Corporate Governance and Compensation, will receive an additional option to purchase 10,000 shares at an exercise price of $1.20, which will vest at end of each year of service for each committee that they are on. Each director will be required to attend a minimum of 75% of all board meetings per year in person or telephonically. All travel and other expense incurred by each Director will be reimbursed by us. It is also possible that director compensation will include monetary fees at some time in the near future. They may also be considered for additional compensation by the Compensation Committee, should such consideration be determined advisable.

Directors that are also our employees do not receive any additional compensation at this time but may be considered for additional compensation as determined by the Board and Compensation Committee.

Stock Plan

In May 2019, we adopted a stock option plan to reward and attract employees and consultants with common stock. Stock options and grants may be offered as part of an employment offer package or as a reward for performance. An aggregate of 3,500,000 shares have been reserved for issuance under the Plan. As of the date of this Prospectus, options to purchase an aggregate of 76,500 shares have been granted under the Plan to five employees, who were granted an option to purchase between 9,000 and 22,500 shares of our Common Stock, each at an exercise price of $2.41 per share, with a third vesting each year.

None of our executive officers or directors has been granted any stock options either in or outside of the Plan and there are no shares awarded to any executive officer that are subject to any vesting period

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tabulates holdings of Common Shares of our Company by each person who, at the date of this Prospectus, holds of record or is known by our management to own beneficially more than 5% of our Common Shares and, in addition, by all our directors and officers individually and as a group. The shareholders listed below have sole voting and investment power over their shares.

Class of Shares	Name and Address	# of Shares	% of Class

Common	Bradley Nattrass(1) 1751 Panorama Point Unit G Lafayette, CO 80026	9,569,684	35.6%
Common	Octavio Gutierrez(1) 1751 Panorama Point Unit G Lafayette, CO 80026	9,569,684	35.6%

Common	James Lowe(1)(2)(3) 1751 Panorama Point Unit G Lafayette, CO 80026	654,775(2)	2.4%

Common	James H. Dennedy(1)(3) 1751 Panorama Point Unit G Lafayette, CO 80026	75,000	*
Common _________________	All Officers and Directors as a Group (7 persons)	19,894,143	74.05%
•	Less than 1%
(1)	Officer and/or director of our Company.
(2)	Of these shares all but 10,000 are held under the name Cloud 9 LLC.
(3)	These shares are held under the name HMG MRB Partners LP.

Director Independence

Our Board is currently composed of six members. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. However, we have determined that four directors currently qualify as independent directors. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have purchased some cultivation products from Bravo Lighting, LLC (d/b/a Bravo Enterprises) (“Bravo”) and enviro-glo, LLC (“enviro-glo”), manufacturers and distributors of commercial building lighting and other product solutions with common control by our CEO, Bradley Nattrass, and Secretary, Octavio Gutierrez, each of whom is also a director. Purchases from Bravo and enviro-glo totaled $4,728 and $142,410 for the six months ended June 30, 2019 and 2018, respectively and totaled $4,578 and $72,432 for the three months ended June 30, 2019 and 2018, respectively. Outstanding receivables from Bravo and enviro-glo as of June 30, 2019 and December 31, 2018 totaled $44,541 and $43,120, respectively. Net outstanding payables incurred for purchases of inventory and other services to Bravo and enviro-glo as of June 30, 2019 and December 31, 2018 totaled $4,728 and $5,562, respectively.

We also entered into a lease agreement with Bravo to sublease office space for 12 months commencing in September 2018. Minimum monthly lease payments are $3,000 for the remainder of the lease. In August 2019, we took over the lease from Bravo, and are committed for the next twelve months.

We have consulted with Cloud 9 Support, LLC (“Cloud 9”), a company owned by James Lowe, a board member, shareholder, and debt holder. Cost of sales provided by Cloud 9 were $15,322 and $1,680 during the six months ended June 30, 2019 and 2018, respectively, and $469 and $108 during the three months ended June 30, 2019 and 2018, respectively. Cloud 9 also purchases materials from the Company for use with their customers. Total sales to Cloud 9 from the Company were $196,600 and $198,803 during the six months ended June 30, 2019 and 2018, respectively, and were $96,615 and $118,375 during the three months ended June 30, 2019 and 2018, respectively. Outstanding receivables from Cloud 9 as of June 30, 2019 and December 31, 2018 totaled $60,895 and $79,235, respectively. Net outstanding payables for purchases of inventory and other services to Cloud 9 as of June 30, 2019 and December 31, 2018 totaled $15,322 and $13,240, respectively.

In October 2018, we received a $1,000,000 unsecured loan from James Lowe, a director, which became due April 30, 2019. The loan had a one-time origination fee of $12,500. Interest accrued at the rate of 12% per annum and was paid monthly. As additional consideration for the loan the Company granted Mr. Lowe an option to purchase 30,000 shares of its Common Stock at an exercise price of $1.20 per share, which option is exercisable for a period of five (5) years. The loan is guaranteed by Messrs. Nattrass and Gutierrez, two of our officers, directors and our principal shareholders. The due date for the note payable was extended in May 2019 to December 31, 2019 and the interest rate was reduced to 9.0% per year. In consideration for the Note Holder extending the maturity date of the Note and reducing the interest rate, we agreed to issue 10,000 shares of our Common Stock to Mr. Lowe.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-K.

DESCRIPTION OF SECURITIES

Common Stock

There are 100,000,000 shares of Common Stock, $.001 par value, authorized, with 26,868,966 shares issued and outstanding. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock, which may be authorized and issued in the future. Upon a liquidation, dissolution or winding up of our Company the holders of Common Stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities, and subject further only to the prior rights of any outstanding Preferred Stock which may be authorized and issued in the future. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered herein will be, when issued and paid for, fully paid and non-assessable. Cumulative voting in the election of directors is not permitted and the holders of a majority of the number of outstanding shares will be in a position to control the election of directors at a general shareholder meeting and may elect all of the directors standing for election. We have no present intention to pay cash dividends to the holders of Common Stock.

Preferred Stock

Our Articles of Incorporation, as amended, also authorizes ten million shares of Preferred Stock, par value of $0.10 per share, none of which has been issued. The Preferred Stock is entitled to preference over the Common Stock with respect to the distribution of assets of our Company in the event of liquidation, dissolution, or winding-up of our Company, whether voluntarily or involuntarily, or in the event of the any other distribution of our assets, among our stockholders for the purposes of winding-up affairs. The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

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Transfer Agent and Registrar

 We have retained Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, phone (303) 282-4800 as the transfer agent for our Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Market sales of shares of our Common Stock after this Offering and from time to time, and the availability of shares for future sale, may reduce the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our Common Stock and could impair our future ability to obtain capital, especially through an offering of equity securities. All of the shares sold in this Offering, constituting 1,799,150 shares, are freely tradable without restrictions or further registration under the Securities Act, unless the shares are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The balance of 26,868,966 shares which are not being registered will be eligible for sale pursuant to the exemption from registration. However, these shares not being registered are held by our management and other affiliates who are limited to selling only 1% of our issued and outstanding shares every 90 days.

It is anticipated that our Common Stock will be considered a “penny stock” and will continue to be considered a penny stock so long as it trades below $5.00 per share and as such, trading in our Common Stock will be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities. In addition, few broker or dealers are likely to undertake these compliance activities. Other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. See “RISK FACTORS.”

Rule 144

Rule 144, adopted by the Securities and Exchange Commission pursuant to the Securities Act of 1933, generally provides an exemption for the resale or privately offered securities provided the conditions of the rule are met, which include, among other limitations, that the securities be held for a minimum of six months due to the fact that we expect to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Consequently, our shareholders who are affiliates and whose shares are not being registered as part of the registration statement we have filed with the SEC (of which this Prospectus is a part) may not be able to avail themselves of Rule 144 or otherwise be readily able to liquidate their investments in the event of an emergency or for any other reason, and the shares may not be accepted as collateral for a loan. If such non-affiliate has owned the shares for at least six months, he or she may sell the shares without complying with any of the restrictions of Rule 144 once we are deemed a reporting company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon by Andrew I. Telsey, P.C., Centennial, Colorado. Andrew I. Telsey, sole shareholder of Andrew I. Telsey, P.C., owns 350,763 shares of our Common Stock.

EXPERTS

The financial statements of urban-gro, Inc. as of and for the year ended December 31, 2018 and 2017 included herein have been audited by BF Borgers CPA PC, independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the 33 Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We have filed this registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this Offering. This Prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. If and when the SEC declares our registration statement effective, we will begin filing reports pursuant to the Securities Exchange Act of 1934, as amended. For further information with respect to our Common Stock, and us we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to herein are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

FINANCIAL STATEMENTS

Our audited financial statements for the fiscal years ended December 31, 2018 and 2017 are set forth on pages F-1 through F-17.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

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F-1

FINANCIAL STATEMENTS

urban-gro, Inc.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash	$1,231,706	$1,178,852
Accounts receivable, net	1,147,710	501,191
Inventories	1,262,377	1,214,224
Related party receivable	105,436	122,356
Prepayments and advances	1,087,907	928,682
Total current assets	4,835,136	3,945,305

Non-current assets:
Property and equipment, net	439,716	441,141
Operating lease right of use assets, net	97,488	–
Investments	1,738,649	1,261,649
Goodwill	846,229	–
Other assets	164,595	96,669
Total non-current assets	3,286,677	1,799,459

Total assets	$8,121,813	$5,744,764

Liabilities
Current liabilities:
Accounts payable	$3,251,595	$1,630,893
Accrued expenses	1,868,572	1,144,142
Related party payable	20,050	18,802
Customer deposits	1,889,524	3,298,609
Notes payable	3,180,000	3,478,869
Operating lease liabilities	81,859	–
Total current liabilities	10,291,600	9,571,315

Non-current liabilities:
Convertible debentures, net	798,903	–
Operating lease liabilities	16,473	–
Total non-current liabilities	815,376	–

Total liabilities	11,106,976	9,571,315

Commitments and contingencies, note 11

Shareholders’ deficit:
Preferred stock, $0.1 par value; 10,000,000 shares authorized; 0 shares issued and outstanding	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 25,820,633 and 25,229,833 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	25,821	25,230
Additional paid in capital	8,438,943	4,688,272
Accumulated deficit	(11,449,927)	(8,540,053)
Total shareholders’ deficit	(2,985,163)	(3,826,551)

Total liabilities and shareholders’ deficit	$8,121,813	$5,744,764

See accompanying notes to consolidated financial statements

F-2

urban-gro, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$5,639,658	$5,897,300	$11,473,674	$9,343,664
Cost of sales	3,688,581	4,030,852	7,778,420	6,473,345
Gross profit	1,951,077	1,866,448	3,695,254	2,870,319

Operating expenses:
Marketing	331,515	310,756	650,614	433,193
General and administrative	2,390,383	1,915,995	4,608,772	3,465,602
Stock compensation	508,440	114,105	1,097,137	213,955
Total operating expenses	3,230,338	2,340,856	6,356,523	4,112,750

Loss from operations	(1,279,261)	(474,408)	(2,661,269)	(1,242,431)

Non-operating expenses:
Interest expense	(149,146)	(24,561)	(249,117)	(43,274)
Other income (expense)	4	(80)	512	4,007
Total non-operating expenses	(149,142)	(24,641)	(248,605)	(39,267)

Loss before income taxes and equity-method investments	(1,428,403)	(499,049)	(2,909,874)	(1,281,698)

Income tax benefit	–	–	–	–
Net loss	$(1,428,403)	$(499,049)	$(2,909,874)	$(1,281,698)

Comprehensive loss	$(1,428,403)	$(499,049)	$(2,909,874)	$(1,281,698)

Loss per share:
Net loss per share - basic and diluted	$(0.06)	$(0.02)	$(0.11)	$(0.05)

Weighted average shares used in computation	25,763,501	24,672,505	25,567,313	24,856,149

See accompanying notes to consolidated financial statements

F-3

urban-gro, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(unaudited)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, March 31, 2019	25,749,833	$25,750	$6,515,229	$(10,021,524)	$(3,480,545)
Stock based compensation	–	–	508,440	–	508,440
Stock grants issued for loan term revisions	10,000	10	24,090	–	24,100
Stock grant program vesting	60,800	61	(61)	–	–
Warrant issuance related to convertible debentures	–	–	512,300	–	512,300
Equity value of exercise price associated with convertible debentures	–	–	600,267	–	600,267
Broker warrants associated with issuance of convertible debentures	–	–	278,678	–	278,678
Net loss for period ended June 30, 2019	–	–	–	(1,428,403)	(1,428,403)
Balance, June 30, 2019	25,820,633	$25,821	$8,438,943	$(11,449,927)	$(2,985,163)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, March 31, 2018	24,671,000	$24,661	$3,538,341	$(5,426,829)	$(1,863,827)
Stock based compensation	–	–	114,105	–	114,105
Claw back of stock granted	–	–	–	–	–
Stock grant program vesting	137,000	147	(147)	–	–
Warrants issued related to debt revisions	–	–	4,525	–	4,525
Net loss for period ended June 30, 2018	–	–	–	(499,049)	(499,049)
Balance, June 30, 2018	24,808,000	$24,808	$3,656,824	$(5,925,878)	$(2,244,246)

See accompanying notes to consolidated financial statements

F-4

urban-gro, Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (Continued)

(unaudited)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2018	25,229,833	$25,230	$4,688,272	$(8,540,053)	$(3,826,551)
Stock based compensation	–	–	1,097,137	–	1,097,137
Stock options issued for loan term revisions	–	–	17,827	–	17,827
Stock grants issued for loan term revisions	10,000	10	24,090	–	24,100
Stock grant program vesting	80,800	81	(81)	–	–
Stock issuance related to acquisition	500,000	500	999,500	–	1,000,000
Warrant issuance related to convertible debentures	–	–	614,041	–	614,041
Equity value of exercise price associated with convertible debentures	–	–	719,479	–	719,479
Broker warrants associated with issuance of convertible debentures	-–	–	278,678	–	278,678
Net loss for period ended June 30, 2019	–	–	–	(2,909,874)	(2,909,874)
Balance, June 30, 2019	25,820,633	$25,821	$8,438,943	$(11,449,927)	$(2,985,163)

	Common Stock		Additional Paid in	Accumulated	Total Shareholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2017	25,046,000	$25,036	$3,258,116	$(4,644,180)	$(1,361,028)
Stock based compensation	–	–	213,955	–	213,955
Claw back of stock granted	(375,000)	(375)	375	–	–
Payment of outstanding balance for PPM	–	–	80,000	–	80,000
Stock grant program vesting	37,000	137	(137)	–	–
Warrants related to debt revisions	–	–	4,525	–	4,525
Payment of accrued bonus	100,000	10	99,990	–	100,000
Net loss for period ended June 30, 2018	–	–	–	(1,281,698)	(1,281,698)
Balance, June 30, 2018	24,808,000	$24,808	$3,656,824	$(5,925,878)	$(2,244,246)

See accompanying notes to consolidated financial statements

F-5

urban-gro, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(2,909,874)	$(1,281,697)
Adjustments to reconcile net loss from operations:
Depreciation and amortization	120,028	77,112
Interest expense – related to loan term revisions	43,059	1,131
Inventory write-offs	14,462	58,310
Bad debt expense	11,615	39,963
Stock compensation expense	1,097,137	213,955
Changes in operating assets and liabilities (excluding effects of acquisitions):
Accounts receivable	(491,566)	(312,471)
Inventory	(62,615)	(116,627)
Prepayments and advances	(159,225)	(306,072)
Other assets	(43,827)	–
Accounts payable	1,621,950	(160,527)
Accrued expenses	524,911	20,934
Customer deposits	(1,409,085)	1,357,645
Net Cash Used In Operating Activities	(1,643,030)	(408,344)

Cash Flows from Investing Activities
Purchase of investment	(477,000)	(139,771)
Purchases of property and equipment	(75,924)	(136,721)
Purchases of intangible assets	(25,000)	(20,671)
Cash acquired in acquisition	49,742	–
Net Cash Used In Investing Activities	(528,182)	(297,163)

Cash Flows from Financing Activities
Issuance of convertible debentures	2,565,000	–
Issuance of capital stock	–	80,000
Repayment of notes payable	(340,934)	(8,000)
Net Cash Provided by Financing Activities	2,224,066	72,000

Net Increase (Decrease) in Cash	52,854	(633,507)
Cash at Beginning of Period	1,178,852	1,656,791
Cash at End of Period	$1,231,706	$1,023,284

Supplemental Cash Flow Information:
Interest paid	$249,117	$43,274
Income taxes paid	$–	$–

Supplemental disclosure of non-cash investing and financing activities:
Operating lease right of use asset set-up effective January 1, 2019	$139,266	$–
Operating lease liability set-up effective January 1, 2019	$139,266	$–

See Note 1 regarding the acquisition of Impact Engineering, Inc.

See accompanying notes to consolidated financial statements

F-6

urban-gro, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 – ORGANIZATION AND ACQUISITIONS, BUSINESS PLAN, AND LIQUIDITY

Organization and Acquisitions

urban-gro, Inc. and its subsidiaries (the “Company”) is an end-to-end agricultural solutions corporation focused on cannabis and traditional agricultural produce growers. The Company provides services that benefit commercial cultivation facilities needs to effectively manage investment in capital expenditures (CapEx) and operating expenses (OpEx). CapEx products and services include the design, engineering, and sale of integrated cultivation systems. The types of integrated cultivation systems include environmental controls and automated fertigation and irrigation systems, commercial-grade light systems, including light-emitting diode (LED) and high-pressure sodium (HPS) grow light systems, a complete line of water treatment solutions, rolling and automated benching systems, air flow systems, and odor and microbial mitigation systems. OpEx related products and services include recurring revenues realized in the Company’s Environmental Sciences, Professional Services, and Ag-Technology divisions. In its Environmental Sciences division, the Company markets a line of integrated pest management products and provides guidance to operators on segment best practices. It its Professional Services division, the Company provides segment specific expertise, and recommends system solutions to mitigate any opportunities for improvement. In its Ag-Technology division, the Company markets an end-to-end hardware and software wireless IoT solution that allows its customers to operate their facilities at the highest levels of consistency and optimization. The Company primarily markets its products and services throughout the United States and Canada.

In June 2018, the Company formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary which it currently   utilizes for its Canadian sales operations.

Effective March 7, 2019, the Company acquired 100% of the stock of Impact Engineering, Inc. (d/b/a Grow2Guys) (“Impact”), a provider of mechanical, electrical, and plumbing (MEP) engineering services predominantly focused on the cannabis industry. Management believes the acquisition of Impact will improve the Company’s ability to better serve its current and future customer base by expanding on the fully integrated products and services offered by the Company. The Company issued 500,000 shares of Common Stock valued at $2.00 per share to effect the acquisition of Impact. The Company has initially accounted for the acquisition of Impact as follows:

Purchase Price	$1,000,000

Allocation of Purchase Price:
Cash	$49,742
Accounts receivable, net	$149,648
Goodwill	$846,229
Accrued expenses	$45,619

Business Plan

The Company’s diversification plans have led to the strategic decision to focus on higher margin products and services, especially recurring or managed services, delivering value-added product solutions to cannabis cultivators. Management has implemented the following actions to increase profit margins and generate positive operating cash flow: 1) establish strategic partnerships with the Company’s vendors to pool purchasing power in order to decrease costs; 2) implement design fees associated with designing environmental controls and fertigation systems; 3) create a commissioning team and charge commissioning fees for training staff and starting up new environmental controls and fertigation systems; 4) create a professional services team and charge for exploratory services to locate areas of opportunities where system retrofits/upgrades will result in increased performance; 5) sell engineered agricultural technology systems; 6) design and implement integrated pest management plans, biological controls procedures and pesticide prescriptions to these customers, and; 7) provide wireless IoT technology solutions that allow growers to see what is happening at the micro-climate level in their facilities. While no assurances can be provided, management believes these objectives will increase the Company’s gross profit and increase cash provided by operations.

F-7

Liquidity

Since inception, the Company has incurred significant operating losses and has funded its operations primarily through issuance of equity securities, debt, and operating revenue. As of June 30, 2019, the Company had an accumulated deficit of $11,449,927, a working capital deficit of $5,456,464, and negative stockholders’ equity of $2,985,163. These facts and conditions raise substantial doubt about the Company’s ability to continue as a going concern, and the Company’s independent registered public accounting firm included an explanatory paragraph regarding going concern in its audit report on the Company for the year ended December 31, 2018.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Consolidated Financial Information

The Company has prepared the accompanying interim consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. The interim consolidated financial statements are unaudited and, in the Company’s opinion, include all adjustments, consisting of normal recurring adjustments and accruals necessary for a fair presentation of the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of shareholders’ deficit, and consolidated statements of cash flows for the periods presented. The results reported in these interim consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been omitted in accordance with regulations of the SEC. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Prior Period Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates

In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, inventory write offs, and allowance for bad debt.

Basis of Presentation and Principles of Consolidation

These consolidated financial statements are presented in United States dollars and they include the accounts of urban-gro, Inc. and its wholly-owned subsidiaries. The financial results of Impact have been included in the Company’s consolidated financial statements from the date of acquisition on March 7, 2019.

Recently Issued Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (the “FASB”) or other standards setting bodies issue new accounting pronouncements. The FASB issues updates to new accounting pronouncements through the issuance of an Accounting Standards Update ("ASU"). Unless otherwise discussed, the Company believes that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on the Company’s financial statements upon adoption.

F-8

Going Concern Assessment

In August 2014, the FASB issued an ASU regarding disclosures of uncertainties when there are questions about an entity’s ability to continue as a going concern. With the implementation of the ASU, beginning with the year ended December 31, 2016 and all annual and interim periods thereafter, we assess going concern uncertainty for our consolidated financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the consolidated financial statements are issued or are available to be issued. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at June 30, 2019 and December 31, 2018 approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the six months ended June 30, 2019.

Cash and Cash Equivalents

The Company considers all highly liquid short-term cash investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2019 and December 31, 2018, the Company did not maintain any cash equivalents. The Company maintains cash with financial institutions that may from time to time exceed federally insured limits. The Company has not experienced any losses related to these balances and believes the risk to be minimal.

F-9

Accounts Receivable, Net

Trade accounts receivables are carried at the original invoiced amounts less an allowance for doubtful accounts. As of June 30, 2019 and December 31, 2018, the balance of allowance for doubtful accounts was $18,920 and $18,920, respectively. The allowances for doubtful accounts are calculated based on a detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit to the customer. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additions to the allowance would be required. A provision is made against accounts receivable to the extent they are considered unlikely to be collected. Occasionally the Company will write off bad debt directly to the bad debt expense account when the balance is determined to be uncollectable. Bad debt expense for the six months ended June 30, 2019 and 2018 was $11,615 and $39,963, respectively and for the three months ended June 30, 2019 and 2018 was $0 and $23,099, respectively.

Inventories

Inventories, consisting entirely of finished goods inventories, are stated at the lower of cost or net realizable value, with cost determined using the average cost method. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold at the realization of change in value. Once written down, inventories are carried at this lower basis until sold or scrapped.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation, amortization and impairment.  Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. No impairment charges were recorded for the six months ended June 30, 2019 and 2018.

The estimated useful lives for significant property and equipment asset categories are as follows:

Computer and Technology Equipment	3 years
Furniture and Equipment	5 years
Leasehold Improvements	Lease term
Vehicles	3 years
Software	3 years
Other Equipment	3 or 5 years

Operating Lease Right of Use Assets

Operating lease right of use assets are stated at cost less accumulated depreciation, amortization and impairment. The Company has one operating lease with an imputed annual interest rate of 8%. The term of the lease is 24 months commencing on September 1, 2018 and ending on August 31, 2020.

F-10

Equity Investments

Equity investments without readily determinable fair values and for which the Company does not have the ability to exercise significant influence are accounted for at cost with adjustments for observable changes in prices or impairments.

Equity investments for which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method of accounting. The Company’s share of the earnings or losses as reported by equity-method investees are classified as “Income (Loss) from equity investees, net of tax” on the Company’s consolidated statements of operations and comprehensive income (loss).

Intangible Assets

The Company’s intangible assets, consisting of legal fees for application of patents and trademarks and license fees paid for inspection services, are recorded at cost. Patents and trademarks, once approved, will be amortized using the straight-line method over an estimated life, generally 5 years for patents and 10 to 20 years for trademarks. License fees are amortized over 10 years. Intangible assets are included in “other assets” on the balance sheets.

Customer Deposits

The Company’s policy is to collect deposits from customers at the beginning of the project prior to the design phase. The customer payments received are recorded as a customer deposit liability on the balance sheet. When the project is complete and meets all the criteria for revenue recognition, the deposit is recorded against the customer’s receivable balance. In certain situations when the customer has paid the deposit and design work has been completed but the customer chooses not to proceed with the project, the Company may keep the deposit and recognize revenue.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given to whether that control happens over time or not. Determination of criteria (3) and (4) are based on our management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Cost of Sales

The Company’s policy is to recognize cost of sales in the same manner as, and in conjunction with, revenue recognition. The Company’s cost of sales includes the costs directly attributable to revenue recognized and includes expenses related to the purchasing of our products, fees for third-party commissions and shipping costs. Total shipping costs included in cost of sales was $341,365 and $157,768 for the six months ended June 30, 2019 and 2018, respectively and $212,498 and $81,568 for the three months ended June 30, 2019 and 2018, respectively.

F-11

Advertising Costs

The Company expenses advertisings costs in the periods the costs are incurred. Prepayments made under contracts are included in prepaid expenses and expensed when the advertisement is run. Total advertising expense incurred was $86,612 and $95,356 for the six months ended June 30, 2019 and 2018, respectively and $58,944 and $73,086 for the three months ended June 30, 2019 and 2018, respectively.

Derivative Financial Instruments

The Company accounts for its warrants by estimating the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option pricing based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term, risk-free interest rate, and expected volatility of the price of the underlying common stock. There is a moderate degree of subjectivity involved when using option pricing models to estimate the warrants and the assumptions used in the Black-Scholes option-pricing model is moderately judgmental.

Share Based Compensation

The Company periodically issues both options and shares of its Common Stock to employees and consultants in non-capital raising transactions for fees and services.

The Company accounts for stock issued to non-employees with the value of the stock compensation based upon the measurement date as determined at the grant date of the award. Accounting for stock-based compensation to non-employees requires the measurement and recognition of compensation expense for all share-based payment awards made to non-employees based on estimated fair values.

The Company accounts for stock grants issued and vesting to employees with the award being measured at its fair value at the date of grant and amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. The Company also estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from its estimates.

Income Taxes

The Company files a federal income tax return in the United States and state and local tax returns in applicable jurisdictions. Provisions for current income tax liabilities, if any, would be calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year. Income taxes reported in earnings, if any, would also include deferred income tax provisions.

Deferred income tax assets and liabilities, if any, would be computed on differences between the financial statement bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities would be included as a component of income tax expense. The effect on deferred income tax assets and liabilities attributable to changes in enacted tax rates would be charged or credited to income tax expense in the period of enactment. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

Assets and liabilities would be established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions, in the judgement of the Company, do not meet a more-likely-than-not threshold based on the technical merits of the positions. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

F-12

Loss Per Share

The Company computes net loss per share by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share would be computed by dividing net loss by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented. The diluted earnings per share calculation is not presented as it results in an anti-dilutive calculation of net loss per share.

The treasury stock method would be used to calculate diluted earnings per share for potentially dilutive stock options and share purchase warrants. This method assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants would be used to purchase common shares at the average market price for the period.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued an ASU amending the accounting for leases. The new guidance requires the recognition of lease assets and liabilities for operating leases with terms of more than 12 months, in addition to those currently recorded, on our consolidated balance sheets. Presentation of leases within the consolidated statements of operations and comprehensive loss and consolidated cash flows will be generally consistent with the prior lease accounting guidance. The ASU was effective for reporting periods beginning after December 13, 2018, with early adoption permitted. The Company adopted the ASU effective January 1, 2019 under the modified retrospective method with respect to lease contracts in effect as of the adoption date. The adoption of the ASU increased our assets and liabilities by $139,266 as of January 1, 2019 due to the recognition of right of use assets and lease liabilities with respect to operating leases.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company purchases some cultivation products from Bravo Lighting, LLC (d/b/a Bravo Enterprises) (“Bravo”) and Enviro-Glo, LLC (“Enviro-Glo”), manufacturers and distributors of commercial building lighting and other product solutions with common control by the Company’s CEO, Bradley Nattrass, and CDO, Octavio Gutierrez. Purchases from Bravo and Enviro-Glo totaled $4,728 and $142,410 for the six months ended June 30, 2019 and 2018, respectively and totaled $4,578 and $72,432 for the three months ended June 30, 2019 and 2018, respectively. Outstanding receivables from Bravo and Enviro-Glo as of June 30, 2019 and December 31, 2018 totaled $44,541 and $43,120, respectively. Net outstanding payables incurred for purchases of inventory and other services to Bravo and Enviro-Glo as of June 30, 2019 and December 31, 2018 totaled $4,728 and $5,562, respectively.

The Company also entered into a lease agreement with Bravo to sublease office space for 12 months commencing in September 2018. Minimum monthly lease payments are $3,000 for the remainder of the lease.

The Company has consulted with Cloud 9 Support, LLC (“Cloud 9”), a company owned by James Lowe, a board member, shareholder, and debt holder. Cost of sales provided by Cloud 9 were $15,322 and $1,680 during the six months ended June 30, 2019 and 2018, respectively, and $469 and $108 during the three months ended June 30, 2019 and 2018, respectively. Cloud 9 also purchases materials from the Company for use with their customers. Total sales to Cloud 9 from the Company were $196,600 and $198,803 during the six months ended June 30, 2019 and 2018, respectively, and were $96,615 and $118,375 during the three months ended June 30, 2019 and 2018, respectively. Outstanding receivables from Cloud 9 as of June 30, 2019 and December 31, 2018 totaled $60,895 and $79,235, respectively. Net outstanding payables for purchases of inventory and other services to Cloud 9 as of June 30, 2019 and December 31, 2018 totaled $15,322 and $13,240, respectively.

In October 2018, the Company received a $1,000,000 unsecured loan from James Lowe, a director, which became due April 30, 2019. The loan had a one-time origination fee of $12,500. Interest accrued at the rate of 12% per annum and was paid monthly. As additional consideration for the loan the Company granted Mr. Lowe an option to purchase 30,000 shares of its Common Stock at an exercise price of $1.20 per share, which option is exercisable for a period of five (5) years. The loan is guaranteed by Messrs. Nattrass and Gutierrez, two of the Company’s officers, directors and its principal shareholders. The due date for the note payable was extended in May 2019 to December 31, 2019 and the interest rate was reduced to 9.0% per year. In consideration for the Note Holder extending the maturity date of the Note and reducing the interest rate, the Company agreed to issue 10,000 shares of its Common Stock to Mr. Lowe.

F-13

NOTE 4 – PREPAYMENTS AND ADVANCES

Prepayments and advances are comprised of prepayments paid to vendors to initiate orders and prepaid services and fees. The prepaid balances are summarized as follows:

	June 30,	December 31,
	2019	2018
Vendor Prepayments	$903,024	$776,478
Prepaid Services and Fees	184,883	152,204
Prepayments and Advances	$1,087,907	$928,682

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment balances are summarized as follows:

	June 30,	December 31,
	2019	2018
Computer and Technology Equipment	$80,307	$61,910
Furniture and Equipment	31,178	30,162
Leasehold Improvements	164,072	143,215
Vehicles	132,875	132,875
Software	268,345	233,783
R&D Assets	84,031	84,031
Other Equipment	66,232	65,140
Accumulated depreciation and amortization	(387,324)	(309,975)
Property and equipment, net	$439,716	$441,141

Depreciation expense totaled $119,126 and $76,775 for the six months ended June 30, 2019 and 2018, respectively, and $60,484 and $41,961 for the three months ended June 30, 2019 and 2018, respectively.

NOTE 6 – INVESTMENTS

Investments are comprised of the Company’s investments in Edyza Sensors, Inc. (“Edyza”) and Total Grow Holdings, LLC (d/b/a Total Grow Control, LLC) (“TGH”). As of December 31, 2018, the Company’s ownership interests in Edyza and TGH had not enabled it to exercise significant influence over either of these entities and the Company’s investments in Edyza and TGH were accounted for under the cost method. In January 2019, the Company agreed to acquire an additional ownership interest in TGH under a payment plan. When the payment plan was completed in May 2019, the Company was issued the additional ownership interest in TGH and the Company now has a sufficient ownership interest in TGH to enable it to exercise significant influence over TGH. Once the additional ownership interest in TGH was issued to the Company, the Company began to account for its investment in TGH under the equity method. The components of investments are summarized as follows:

	June 30,	December 31,
	2019	2018
Investment in Edyza, cost method	$922,884	$812,883
Investment in TGH, equity method	815,765	–
Investment in TGH, cost method	–	448,766
	$1,738,649	$1,261,649

F-14

NOTE 7 – OTHER ASSETS

Included in other assets are the following intangible assets:

•	Patents, consisting of legal costs paid to third parties to establish a patent, which are capitalized until such time that the patents are approved and issued or rejected. If approved, capitalized costs are amortized using the straight-line method over the estimated lives of the patents, generally five years. There are no issued patents as of June 30, 2019 or December 31, 2018.

•	License fees, which consist of fees paid to have the Company’s products certified by a nationally recognized organization. License fees are amortized over ten years.

The net balance of intangible assets as of June 30, 2019 and December 31, 2018 was $96,872 and $63,755, respectively. Amortization expense totaled $902 and $337 for the six months ended June 30, 2019 and 2018, respectively, and $409 and $270 for the three months ended June 30, 2019 and 2018, respectively.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	June 30,	December 31,
	2019	2018
Accrued operating expenses	$777,682	$240,941
Accrued wages and related expenses	599,749	490,961
Accrued interest expense	72,109	10,958
Accrued sales tax payable	419,032	401,282
	$1,868,572	$1,144,142

Accrued sales tax payable is comprised of prior period sales tax payable to various states for 2015 through 2019. The Company has set up payment plans with the various taxing agencies to relieve the obligation. The payment plans require monthly payments in various amounts over a period of 12 months. Additionally, as of June 30, 2019, the Company has a $39,377 receivable from customers for sales tax obligations. The balance of the receivable is booked under trade receivables. As of June 30, 2019, the Company has collected $37,745 from customers for sales tax obligations. The Company is currently considering its options regarding the remaining balances owed, including retaining a collection agency to collect outstanding balances.

F-15

NOTE 9 – NOTES PAYABLE AND OPERATING LEASE LIABILITIES

The following is a summary of notes payable excluding related party notes payable:

	June 30,	December 31,
	2019	2018

Unsecured, interest only, note payable with Chris Parkes originally due December 31, 2018. Interest payments due monthly at an annual rate of 20.4%. Note payable revised in December 2018 extending the maturity date to June 30, 2019. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the Note and reducing the interest rate, the Company issued the Holder 3,000 shares of Common Stock.	$80,000	$80,000

Unsecured, interest only, note payable with David Parkes originally due December 31, 2018. Interest payments due monthly at an annual rate of 18.0%. Note payable revised in December 2018 extending the maturity date to June 30, 2019. During August 2019, the maturity date was extended to March 31, 2020 and the interest rate was decreased to an annual rate of 9%. In consideration for extending the due date of the Note and reducing the interest rate, the Company issued the Holder 3,000 shares of Common Stock.	100,000	100,000

Unsecured, interest only, note payable with Michael S. Bank originally due April 30, 2019. Interest at 19.8% per year is paid twice per month. The note contains a demand re-payment provision that can be executed by Mr. Bank at any time by providing a one-time notice. The Company may re-pay any part or the entire principal sum at any time with penalty and abatement of interest expense from date of early payment. The note includes six thousand warrants, each exercisable to purchase one share of the Company's Common Stock at a price of $1.00 per share. In March 2019, the Company repaid $35,000 of the principal and extended the maturity date to April 30, 2019. The note was repaid in full on April 30, 2019.

	–	298,869

Unsecured, interest only, note payable with Cloud9 Support Inc. originally due April 30, 2019.  The note is personally guaranteed by the Company’s two majority shareholders who are also the Company’s CEO and Chief Development Officer. The note includes additional consideration of 30,000 options at an exercise price of $1.20. Under the initial terms of the note, the interest rate was 12.0% per year with interest payable monthly. In May 2019, the due date of the note was extended to December 31, 2019 and the interest rate was decreased to 9.0% per year payable monthly. In consideration for extending the due date of the Note and reducing the interest rate, the Company issued the Holder 10,000 shares of Common Stock.

	1,000,000	1,000,000

Note payable with Hydrofarm, secured by all currently existing and future assets. Interest accrues at 8.0% per year and is paid quarterly. The note matures on the earlier of: (a) 90 days notice from Hydrofarm; (b) acceleration of the note payable due to the Company being in default; or (c) December 2023.	2,000,000	2,000,000

Total	3,180,000	3,478,869
Less current maturities	(3,180,000)	(3,478,869)
Long term	$–	$–

F-16

The following is a summary of operating lease liabilities:

	June 30, 2019	December 31, 2018
Operating lease of the Company’s headquarters. Monthly payments of $7,750 through August 31, 2020 at an imputed incremental borrowing rate of 8.0%.	$98,332	$–
Less current portion	(81,859)	–
Long term	$16,473	$–

NOTE 10 – UNIT OFFERING

Effective January 9, 2019, the Company executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front”), whereby 4Front agreed to act as the Company’s exclusive placement agent in connection with a private placement offering. Beginning in March 2019, 4Front initiated an offering (the “Offering”) of up to $6,000,000 from the sale of Units, with each Unit consisting of a $1,000 Convertible Debenture (the “Debentures” or a “Debenture”) and Common Stock Purchase Warrants (the “Warrants”) to purchase 207.46 shares of Common Stock at $3.00 per share for a period of two years from the purchase date. The Debentures are due May 31, 2021 and bear interest at 8%, compounded annually, with interest due at maturity. The Debentures, plus any accrued but unpaid interest will automatically convert for no additional consideration, into Common Shares at a conversion price of $2.41 per share upon the occurrence of a liquidity event. A liquidity event means: (a) the date on which the Company’s Common Stock is listed for trading on a recognized stock exchange in either Canada or the United States; and (b) securities issued pursuant to the Offering, including the Common Stock underlying both the conversion right included in the Debentures and underlying the Warrants, have been duly qualified by a registration statement in the United States, allowing the securities to be freely tradeable pursuant to the U.S. securities laws, or a prospectus in Canada. The Warrants contain a mandatory exercise provision if the weighted average share price of the Company’s Common Stock exceeds $5.00 per share for a period of five consecutive days.

The following is a summary of convertible debentures associated with the Offering:

	June 30,	December 31,
	2019	2018

Convertible debentures maturing on May 31, 2021. Interest accrues at 8.0% per year, compounded annually, and is due at maturity. 2,565 and 0 debenture units issued as of June 30, 2019 and December 31, 2018, respectively	$2,565,000	$–
Unamortized warrants associated with the debentures (initial value of $239.39 per Unit which are being amortized over twenty-four months beginning July 1, 2019). 532,135 and 0 warrants issued as of June 30, 2019 and December 31, 2018, respectively.	(614,040)	–
Unamortized conversion price associated with the debentures (initial equity of $280.50 per Unit which are being amortized over three months beginning July 1, 2019)	(719,479)	–
Unamortized broker issuing costs (initial issuing costs of $60.00 per Unit which are being amortized over three months beginning July 1, 2019)	(153,900)	–
Unamortized broker warrants associated with the debentures (initial issuing costs of $108.65 per Unit which are being amortized over sixty months beginning July 1, 2019). 153,900 and 0 warrants issued as of June 30, 2019 and December 31, 2018, respectively.	(278,678)	–
Total	798,903	–
Less current maturities	–	–
Long Term	$798,903	$–

The Company accepted the final funding on June 24, 2019 and terminated the agreement with 4Front.

As of June 30, 2019, the Company has accrued interest of $32,109 associated with the Convertible Debentures.

F-17

NOTE 11 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no legal proceedings for which management believes the ultimate outcome would have a material adverse effect on the Company’s results of operations and cash flows.

NOTE 12 – RISKS AND UNCERTAINTIES

Concentration Risk

During the six months ended June 30, 2019, one vendor composed 12% of total purchases. During the three months ended June 30, 2019, this same vendor composed 1% of total purchases and two unrelated vendors composed 10% and 8%, respectively. During the six months ended June 30, 2018, one vendor composed 10% of total purchases. During the three months ended June 30, 2018, one vendor composed 15% of total purchases and two unrelated vendors composed 11% each.

The Company’s primary suppliers of automated fertigation controls represented 7% and 46% of total accounts payable outstanding as of June 30, 2019 and December 31, 2018, respectively.

During the six months ended June 30, 2019, one customer represented 22% of total revenue. During the three months ended June 30, 2019, this same customer represented 16% of total revenue. During the six months ended June 30, 2018, one customer represented 17% of total revenue. During the three months ended June 30, 2018, this same customer represented 27% of total revenue.

NOTE 13 – STOCK COMPENSATION

In January 2017, the Company began granting stock to reward and attract employees with Common Stock. Stock grants are offered as part of the employment offer package, to ensure continuity of employment or as a reward for performance. Each of these grants requires a specific tenure of employment before the grant vests with typical vesting periods of 1 to 3 years of employment.

The following schedule shows stock grant activity for the six months ended June 30, 2019.

Grants outstanding as of December 31, 2018	1,802,667
Grants awarded	23,300
Forfeiture/Cancelled	(70,000)
Grants vested	(90,800)
Grants outstanding as of June 30, 2019	1,665,167

F-18

The following table summarizes stock grant vesting periods.

Number of Shares	Period Ending December 31,
585,999	2019 – 6 Months
597,500	2020 – 12 Months
481,668	2021 – 12 Months
1,665,167

In January 2018, the Company implemented an equity incentive plan to reward and attract employees and compensate vendors for services when applicable. In May 2019, the Company terminated the original plan and adopted a new equity incentive plan, authorizing an aggregate of 3,500,000 shares of Common Stock for issuance thereunder. Stock options are sometimes offered as part of an employment offer package, to ensure continuity of service or as a reward for performance. The following schedule shows stock option activity for the six months ended June 30, 2019.

	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Stock options outstanding as of December 31, 2018	1,184,000	9.68	$1.15
Issued	674,999	9.67	$1.32
Exercised	–	–	–
Expired	(32,500)	9.42	$1.14
Stock options outstanding at June 30, 2019	1,826,499	9.45	$1.20
Stock options exercisable at June 30, 2019	165,625	9.11	$1.12

The following table summarizes stock option vesting periods under the two stock options plans.

Number of Shares	Period Ending December 31,
552,913	2019 – 6 Months
584,831	2020 – 12 Months
449,465	2021 – 12 Months
73,665	2022 – 12 Months
1,660,874

F-19

NOTE 14 – SHAREHOLDERS’ EQUITY

As of June 30, 2019, there were no shares of Preferred Stock issued or outstanding and 25,820,633 shares of Common Stock issued and outstanding.

NOTE 15 - INCOME TAXES

The Company has experienced substantial losses for both book and tax purposes since inception and to date has not provided for any income tax expense. The potential future recovery of any tax assets that the Company may be entitled to due to these accumulated losses is uncertain and these tax assets are fully reserved based on management’s current estimates.

Realization of operating loss carryforwards to offset future operating income for tax purposes are subject to various limitations including change of ownership and current year taxable income percentage limitations.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

Warrants are immediately exercisable upon issuance. The following table shows warrant activity for the six months ended June 30, 2019.

	Number of Shares	Weighted Average Exercise Price
Warrants outstanding as of December 31, 2018	6,000	$1.00
Warrants issued in connection with convertible debenture offering (see Note 10):
Issued to convertible debenture holders	532,135	$3.00
Issued to 4Front as part of compensation	153,900	$2.41
Warrants exercised	–	–
Warrants expired	–	–
Warrants outstanding as of June 30, 2019	692,035	$2.88

NOTE 17 – SUBSEQUENT EVENTS

In October 2019, the Company was advised that its application to trade its Common Stock on the OTCQX had been approved.

F-20

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of urban-gro, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of urban-gro, Inc. (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of operations, shareholders deficit and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s operating losses, accumulated deficits, and operating cash outflows raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

We have served as the Company's auditor since 2017.

Lakewood, CO

April 1, 2019

F-21

urban-gro Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017

Assets
Current Assets
Cash	$1,178,852	$1,656,791
Accounts receivable, net	501,191	642,553
Inventory	1,214,224	1,124,714
Related party receivable	122,356	13,540
Prepayments and advances	928,682	859,277
Total current assets	3,945,305	4,296,875

Non-current assets
Property, plant, and equipment, net	$441,141	$224,824
Investments	1,261,649	400,000
Other assets	96,669	44,693
Total non-current assets	1,799,459	669,517

Total assets	$5,744,764	$4,966,392

Liabilities
Current liabilities
Accounts payable	$1,630,893	$1,338,661
Accrued expenses	1,144,142	1,256,115
Related party payable	18,802	93,394
Customer deposits	3,298,609	3,151,250
Short term notes payable	3,478,869	188,000
Total current liabilities	9,571,315	6,027,420

Non-current liabilities
Long term notes payable	$–	$300,000
Total long-term liabilities	–	300,000

Total liabilities	9,571,315	6,327,420

Commitments and contingencies, note 10

Equity
Preferred stock, $0.1 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2018 and December 31, 2017	–	–
Common stock, $0.001 par value; 100,000,000 shares authorized; 25,229,833 and 25,046,000 shares issued and outstanding as of December 31, 2018, and December 31, 2017 respectively	25,230	25,036
Additional Paid in Capital	4,688,272	3,258,116
Retained earnings / (deficit)	(8,540,053)	(4,644,180)
Total equity (deficit)	(3,826,551)	(1,361,028)
Total liabilities and equity	$5,744,764	$4,966,392

See accompanying notes to financial statements

F-22

urban-gro Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For The Years Ended
	December 31,	December 31,
	2018	2017
Revenue	$20,050,776	$12,298,015

Cost of goods sold	13,892,025	9,244,329
Gross profit	6,158,751	3,053,686

Operating expenses
Marketing	$1,068,629	$402,621
General and administrative	7,644,880	4,929,369
Stock Compensation	1,245,826	84,839
Total operating expenses	9,959,335	5,416,829

Loss from operations	(3,800,584)	(2,363,143)

Other Income (Expenses)
Other income	24,672	2,324
Interest expense	(119,961)	(216,576)
Total other expenses, net	(95,289)	(214,252)

Income Tax expense	–	–

Net income (loss)	$(3,895,873)	$(2,577,395)

Comprehensive income (loss)	$(3,895,873)	$(2,577,395)

Earnings (loss) per share
Net loss per share - basic and diluted	$(0.16)	$(0.11)

Weighted average outstanding shares for the periods ended December 31, 2018 and December 31, 2017- basic and diluted*	24,848,239	23,315,227

*Weighted shares outstanding for the period ended December 31, 2017 were recalculated from partnership units to common stock shares with a conversion rate of 193.3936722 shares for each LLC unit.

See accompanying notes to financial statements

F-23

urban-gro Inc.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

FOR THE YEARS ENDED December 31, 2017 and 2018

				Additional	Retained Earnings	Total
	Members'	Common Stock		Paid in	(accumulated	Shareholders'
	Equity	Shares	Amount	Capital	deficits)	Deficit
Balance, December 31, 2016	$742,313	–	$–	$–	$(2,066,785)	$(1,324,472)
Common stock converted from LLC Units	(742,313)	22,500,000	22,500	719,813	–	–
Common stock issued in settlement of debt	–	500,000	500	499,500	–	500,000
Sale of common stock	–	2,046,000	2,036	1,953,966	–	1,956,002
Stock based compensation	–	–	–	84,837	–	84,837
Net loss for year ended December 31, 2017	–	–	–	–	(2,577,395)	(2,577,395)
Balance, December 31, 2017	$–	25,046,000	$25,036	$3,258,116	$(4,644,180)	$(1,361,028)
Clawback of stock granted	–	(375,000)	(375)	375	–	–
Payment of outstanding balance for PPM	–	–	–	80,000	–	80,000
Stock based compensation	–	–	–	1,345,825	–	1,345,825
Stock Grant Program Vesting	–	558,833	568	(568)	–	–
Warrants	–	–	–	4,525	–	4,525
Net loss for year ended December 31, 2017	–	–	–	–	(3,895,873)	(3,895,873)
Balance, December 31, 2018	$–	25,229,833	$25,230	$4,688,272	$(8,540,053)	$(3,826,551)

See accompanying notes to financial statements

F-24

urban-gro Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,	December 31,
	2018	2017
Cash Flows from Operating Activities
Net Loss	$(3,895,873)	$(2,577,395)
Adjustment to reconcile net loss from operations:
Depreciation and amortization	154,136	75,605
Warrant expense	3,394	–
Inventory write-offs	77,531	82,404
Bad debt expense	106,464	141,288
Stock compensation expense	1,245,826	84,839
Changes in Operating Assets and Liabilities
Accounts receivable	(73,917)	(286,642)
Inventory	(167,040)	(331,203)
Prepayments and advances	(69,409)	(742,231)
Other assets	(19,275)	(3,995)
Accounts payable	217,640	421,380
Accrued expenses	(11,973)	608,541
Customer deposits	147,360	2,772,070
Net Cash Provided by (Used in) Operating Activities	(2,285,136)	244,661

Cash Flows from Investing Activities
Purchase of investment	(861,649)	(400,000)
Purchases of property and equipment	(369,480)	(204,494)
Purchases of intangible assets	(33,674)	(8,049)
Net Cash Used Provided By (Used In) Investing Activities	(1,264,803)	(612,543)

Cash Flows from Financing Activities
Issuance of capital stock	80,000	1,956,002
Proceeds from issuance of notes payable	2,000,000	300,000
Proceeds from related party loan	1,000,000	–
Repayment of notes payable	(8,000)	(248,792)
Net Cash Provided by (Used In) Financing Activities	3,072,000	2,007,210

Net Increase (Decrease) in Cash	(477,939)	1,639,328
Cash at Beginning of Period	1,656,791	17,463
Cash at End of Period	1,178,852	1,656,791

Supplemental Cash Flow Information:
Interest Paid	119,961	216,576
Income Tax Paid	–	–

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued to reduce convertible and promissory notes payable	–	(500,000)
Common stock retired	375

See accompanying notes to financial statements

F-25

urban-gro, Inc.

Notes to Consolidated Financial Statements

For the years ended December 31, 2018 and 2017

NOTE 1 – ORGANIZATION, BASIS OF PRESENTATION AND LIQUIDITY

Urban-gro Inc. (the “Company”), is a Colorado corporation that was founded in 2014 as a limited liability company before converting to a corporation on March 10, 2017. The Company is an end-to-end agricultural solutions firm focused on cannabis and traditional agriculture produce growers. It provides design, engineering, and technology implementation in high-performance commercial cannabis cultivation facilities. The types of integrated cultivation systems include environment controls and automated fertigation and irrigation systems, commercial-grade light systems including light-emitting diode (LED) and high-pressure sodium (HPS) grow light systems, a complete line of water treatment solutions, rolling and automated benching systems, fans, and odor mitigation systems. Post start-up, the Company also markets a line of Integrated Pest Management products as well as an agriculture technology platform. The Company markets its products and services throughout the United States and Canada. During 2018 the Company also made preliminary efforts on projects in other countries as well, including Mexico, Jamaica and Colombia.

In June 2018, the Company formed urban-gro Canada Technologies, Inc. as a wholly owned Canadian subsidiary company which it intends to utilize for all of its Canadian sales operations. As of December 31, 2018 this subsidiary is still in the preparation for operations with our Canadian customers.

Basis of Presentation

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”).

Business Plan

The Company’s diversification plans have led to the strategic decision to focus on brand as an ancillary national market leader delivering the best in class value added product solutions to cannabis cultivators. Management has implemented the following actions to increase profit margins and generate positive operating cash flow: 1) Establish strategic partnerships with our vendors to decrease costs; 2) Implement design fees associated with designing environmental controls and fertigation systems; 3) Create a commissioning team and charge commissioning fees for training staff and starting up new environmental controls and fertigation systems; 4) Sell best-in-class systems, and 5) Design and implement integrated pest management plans for our customers and sell biological controls and pesticides to these customers. While no assurances can be provided, management believes these objectives will increase the Company’s gross profit and increase cash provided by operations.

Liquidity

Since inception the Company has incurred operating losses and has funded its operations primarily through issuance of equity securities, unsecured debt, and operating revenue. As of December 31, 2018, the Company had an accumulated deficit of $8,540,053, working capital deficit of $5,626,010, and negative stockholders’ equity of $3,826,551. The Company has evaluated its projected cash flows and believes that its cash and cash equivalents of $1,178,852 as of December 31, 2018, will be sufficient to fund the Company’s operations through at least twelve months from the issuance date of these consolidated financial statements, or at least through March 31, 2020. Future financings, if necessary, may not be available to the Company at acceptable terms, or at all. Sales of additional equity securities would result in the dilution of equity interests of current shareholders. These facts and conditions raise substantial doubt about our ability to continue as a going concern, and our independent registered public accounting firm has included an explanatory paragraph regarding going concern qualification in its audit report. However, our management believes the $2,500,000 committed by 4front Capital Partner as described in Note 16 Subsequent events, should provide sufficient liquidity to meet our obligations as they become due for a reasonable period of time. While we believe that these liquidity plan measures will be adequate to satisfy our liquidity requirements for the twelve months ending March 31, 2020 there is no assurance that the liquidity plan will be successfully implemented. Failure to successfully implement the liquidity plan may have a material adverse effect on our business, results of operations and financial position, and may adversely affect our ability to continue as a going concern. If we do not become consistently profitable, our accumulated deficit will grow larger and our cash balances will decline further, and we will require additional financing to continue operations. Any such financing may not be accessible on acceptable terms, if at all. If we cannot generate sufficient cash or obtain additional financing, we may be required to downsize our business further or discontinue our operations altogether.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates. Significant estimates include estimated useful lives and potential impairment of property and equipment, inventory write offs, and allowance for bad debt.

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Going Concern Assessment

With the implementation of, ASC No. 205-40, beginning with the year ended December 31, 2016 and all annual and interim periods thereafter, we assess going concern uncertainty for our consolidated financial statements to determine if we have sufficient cash and cash equivalents on hand and working capital to operate for a period of at least one year from the date the consolidated financial statements are issued or are available to be issued, which is referred to as the “look - forward period” as defined by ASC No. 205-40. As part of this assessment, based on conditions that are known and reasonably knowable to us, we will consider various scenarios, forecasts, projections, and estimates, and make certain key assumptions, including the timing and nature of projected cash expenditures or programs, and our ability to delay or curtail those expenditures or programs, among other factors, if necessary, within the look-forward period in accordance with ASC No 205-40.

Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, notes payable and other current assets and liabilities. We value our financial assets and liabilities using fair value measurements. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are categorized based on whether the inputs are observable in the market and the degree that the inputs are observable. The categorization of financial instruments within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The hierarchy is prioritized into three levels (with Level 3 being the lowest) defined as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2: Observable inputs other than prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated with observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

The carrying amount of our cash and cash equivalents, accounts receivable, accounts payable, and other current assets and liabilities in our consolidated financial statements approximates fair value because of the short-term nature of the instruments. Investments in non-marketable equity securities are carried at cost less other-than-temporary impairments. The carrying amount of our notes payable and convertible debt at December 31, 2018 and December 31, 2017 approximates their fair values based on our incremental borrowing rates.

There have been no changes in Level 1, Level 2, and Level 3 categorizations and no changes in valuation techniques for these assets or liabilities for the years ended December 31, 2018 and 2017.

Cash and Cash Equivalents

The Company considers all highly liquid short-term cash investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2018 and 2017, the Company did not maintain any cash equivalents. The Company maintains cash with financial institutions that may from time to time exceed federally-insured limits. The Company has not experienced any losses related to these balances and believes the risk to be minimal.

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Accounts Receivable, Net

Trade accounts receivables are carried at the original invoiced amounts less an allowance for doubtful accounts. As of December 31, 2018 and 2017, the balance of allowance for doubtful accounts was $18,920 and $63,455, respectively. The allowances for doubtful accounts are calculated based on a detailed review of certain individual customer accounts and an estimation of the overall economic conditions affecting the Company's customer base. The Company reviews a customer's credit history before extending credit to the customer. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additions to the allowance would be required. A provision is made against accounts receivable to the extent they are considered unlikely to be collected. Occasionally the Company will write off bad debt directly to the bad debt expense account when the balance is determined to be uncollectable. Bad debt expense for the years ended December 31, 2018 and 2017 was $106,464 and $141,288, respectively.

Inventories

Inventories are stated at the lower of cost or net realizable value. Inventory cost is determined using the average cost method. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. All inventory is finished goods and no raw products or work in progress is recorded on the balance sheets. Write-downs and write-offs are charged to cost of goods sold at the realization of change in value. Once written down, inventories are carried at this lower cost basis until sold or scrapped. There are no raw products or work in process inventories recorded on the balance sheets.

Property, Plant and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and impairment. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. No impairment charges were recorded for the twelve months ended December 31, 2018 and 2017.

The estimated useful lives for significant property and equipment categories are as follows:

Computer and Technology Equipment	3 years
Furniture and Equipment	5 years
Leasehold Improvements	Lease term
Vehicles	3 years
Other Equipment	3 or 5 years
Software	3 years

Intangible Assets

The Company’s intangible assets, consisting of legal fees for application of patents and trademarks and license fees paid for inspection services, are recorded at cost. Patents and trademarks, once approved, will be amortized using the straight-line method over an estimated life, generally 5 years for patents and 10 to 20 years for trademarks. License fees are amortized over 10 years. Intangible assets are included in “other assets” on the balance sheets. The net balance of intangible assets for December 31, 2018 and 2017 was $63,755 and $31,054, respectively. Amortization expense totaled $974 and $0 for the years ended December 31, 2018 and 2017, respectively.

Equity Investments

In the first quarter of 2018, the Company adopted ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10)”. Under ASU 2016-01, entities no longer use the cost method of accounting for equity investments but can instead elect a measurement alternative for equity investments that do not have readily determinable fair values and do not qualify for the practical expedient in ASC 820, “Fair Value Measurement” to estimate fair value using the NAV per share method. After management’s assessment of its two equity investments, management concluded that these two investments should be accounted for using the measurement alternative. Under the alternative, the Company measures these investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer, and the Company has to make a separate election to use the alternative for each eligible investment and has to apply the alternative consistently from period to period until the investment’s fair value becomes readily determinable. ASU further requires that the Company should use prospective method for all equity investments without readily determinable fair values.

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Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, which requires that five basic steps be followed to recognize revenue: (1) a legally enforceable contract that meets criterial standards as to composition and substance is identified; (2) performance obligations relating to provision of goods or services to the customer are identified; (3) the transaction price, with consideration given to any variable, noncash, or other relevant consideration, is determined; (4) the transaction price is allocated to the performance obligations; and (5) revenue is recognized when control of goods or services is transferred to the customer with consideration given to whether that control happens over time or not. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products and services delivered and the collectability of those amounts.

Customer Deposit

The Company’s policy is to collect deposits from customers at the beginning of the project prior to the design phase. The customer payments received are recorded as a customer deposit liability on the balance sheets. When the project is complete and meets all the criteria for revenue recognition, the deposit is recorded against the customer’s accounts receivable balance. In certain situations when the customer has paid the deposit and design work has been completed but the customer chooses not to proceed with the project, the Company may keep the deposit and book it to revenue.

Cost of Goods Sold

The Company’s policy is to recognize cost of goods sold the same manner as, and in conjunction with, revenue recognition. The Company’s cost of revenues includes the costs directly attributable to revenue recognized and includes expenses related to the purchasing of products, fees for third-party commissions and shipping costs. Total shipping costs included in the cost of goods sold for the years ended December 31, 2018 and 2017 was $490,526 and $198,822, respectively.

Income Taxes

The Company files a federal income tax return in the United States. In addition, it files income tax returns in state and local jurisdictions as applicable. Provisions for current income tax liabilities, if any, would be calculated and accrued on income and expense amounts expected to be included in the income tax returns for the current year. Income taxes reported in earnings, if any, would also include deferred income tax provisions.

Deferred income tax assets and liabilities, if any, would be computed on differences between the financial statement bases and tax bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities would be included as a component of income tax expense. The effect on deferred income tax assets and liabilities attributable to changes in enacted tax rates would be charged or credited to income tax expense in the period of enactment. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

Assets and liabilities would be established for uncertain tax positions taken or positions expected to be taken in income tax returns when such positions, in the judgement of the Company, do not meet a more-likely-than-not threshold based on the technical merits of the positions. Valuation allowances would be established for certain deferred tax assets when realization is not likely.

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Advertising Costs

The Company expenses advertisings costs in the periods the costs are incurred. Prepayments made under contracts are included in prepaid expenses and expensed when the advertisement is run. Total advertising expense incurred for the years ended December 31, 2018 and 2017 was $153,878 and $54,412, respectively.

Derivative financial instruments

The Company accounts for its warrants issued in accordance with the GAAP accounting guidance under ASC 480, “Distinguishing Liabilities from Equity”. The Company estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option pricing based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term, risk-free interest rate, and expected volatility of the price of the underlying common stock. There is a moderate degree of subjectivity involved when using option pricing models to estimate the warrants and the assumptions used in the Black-Scholes option-pricing model are moderately judgmental.

Share Based Compensation

The Company periodically issue shares of its common stock to employees and consultants in non-capital raising transactions for fees and services.

The Company accounts for stock issued to non-employees in accordance with ASC 505-50, Equity, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached, or (b) at the date at which the necessary performance to earn the equity instruments is complete.

The Company accounts for stock grants issued and vesting to employees based on ASC 718, Compensation – Stock Compensation, whereas the award is measured at its fair value at the date of grant and is amortized ratably over the vesting period. Accounting for stock-based compensation to employees requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on estimated fair values. The Company also estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from our estimates.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share under ASC subtopic 260-10, Earnings Per Share, Basic earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

Recently Issued Accounting Pronouncements

From time to time, the FASB or other standards setting bodies issue new accounting pronouncements. Unless otherwise discussed, the Company believes that the impact of recently issued guidance, whether adopted or to be adopted in the future, is not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

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In February 2016, the FASB issued ASU 2016-02 “Leases”, which together with subsequent amendments is included in ASC 842, “Leases”. Most significantly, ASC 842 requires a lessee to recognize on the statement of financial position a liability to make lease payments and an asset with respect to its right to use the underlying asset for the lease term. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the statements of operations. ASC 842 also requires improved disclosures to help users of financial statements better understand the amount, timing and uncertainty of cash flows arising from leases. The update is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. The Company is adopting ASC 2016-02 effective January 1, 2019 under the modified retrospective method with respect to lease contracts in effect as of the adoption date. The adoption of ASC 2016-02 will increase our assets and liabilities by approximately $139,000 as of January 1, 2019 due to the recognition of right-of-use assets and lease liabilities with respect to operating leases. The Company does not believe the adoption of ASC 842 will have a material effect on its financial position, results of operations or cash flows

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718): Improvements in Nonemployee Share-Based Payment Accounting” which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. Under the guidance, the measurement of equity-classified nonemployee awards will be fixed at the grant date, which may lower their cost and reduce volatility in the income statement. The update is effective for fiscal years beginning after December 31, 2018, including interim reporting periods within that reporting period. Early adoption is permitted. The Company is adopting ASU 2018-07 effective January 1, 2019 and does not believe the adoption of ASU 2018-07 will have a material effect on its financial position, results of operations or cash flows.

There are other various updates recently issued by the FASB, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company purchases some cultivation products from Bravo Lighting d/b/a Bravo Enterprises (“Bravo”) and enviro-glo, manufacturers and a distributor of commercial building lighting and other product solutions with common control by the Company’s CEO, Bradley Nattrass and CDO Octavio Gutierrez. Purchases from Bravo and Enviro-Glo for the years ended December 31, 2018 and 2017 were $276,443 and $526,002, respectively. Outstanding receivables from Bravo and Enviro-Glo as of December 31, 2018 and 2017 totaled $43,120 and $13,540, respectively. Net outstanding payables incurred for purchases of inventory and other services to Bravo and Enviro-Glo as of December 31, 2018 and 2017 totaled $5,562 and $93,394, respectively.

The Company also entered into a lease agreement with Bravo Lighting, a related party, to sublease office space for 12 months commencing in September 2018. Minimum monthly lease payments are $24,000 for the remainder of the leases.

The Company has consulted with Cloud 9 Support, LLC a company owned by James Lowe, a board member and debt holder. Cost of Services provided by Cloud 9 Support, LLC during the years ended December 31, 2018 and 2017 were 84,746 and $58,196, respectively. Cloud 9 Support LLC also purchases materials from the Company for use with their customers. Total sales to Cloud 9 Support, LLC from the Company during the years ended December 31, 2018 and 2017 were $370,948 and $312,041, respectively. Outstanding receivables from Cloud 9 Support, LLC as of December 31, 2018 and 2017 totaled $79,235 and $42,237, respectively. Net outstanding payables incurred for purchases of inventory and other services to Cloud 9 Support, LLC as of December 31, 2018 and 2017 totaled $13,240 and $7,168, respectively.

In October 2018, the Company received a $1 million unsecured loan from James Lowe, a director, which is due on or before April 30, 2019. The loan has a one-time origination fee of $12,500. Interest accrues at the rate of 12% per annum and is paid monthly. As additional consideration for the loan the Company granted Mr. Lowe an option to purchase 30,000 shares of its common stock at an exercise price of $1.20 per share, which option is exercisable for a period of five (5) years. The loan is guaranteed by Messrs. Nattrass and Gutierrez, two of the Company’s officers, directors and our principal shareholders.

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NOTE 4 – PREPAYMENTS & ADVANCES

Prepayments and Advances is comprised of advances paid to employees, prepaid services and fees and prepayments paid to vendors to initiate orders. The prepaid balances are summarized as follows:

	December 31,	December 31,
	2018	2017
Advances to Employees	$–	$4,960
Prepaid Services and Fees	152,204	8,875
Vendor Prepayments	776,478	845,442
	$928,682	$859,277

NOTE 5 - PROPERTY PLANT & EQUIPMENT, NET

Property Plant and Equipment balances are summarized as follows:

	December 31,	December 31,
	2018	2017
Computers & Technology Equip	$61,910	$37,366
Furniture and Fixtures	30,162	24,825
Leasehold Improvements	143,215	143,215
Vehicles	132,875	149,028
Software	233,783	6,550
R&D Assets	84,031	–
Other Equipment	65,140	20,653
Accumulated depreciation	(309,975)	(156,813)
Property plant and equipment, net	$441,414	$224,824

Depreciation expense for the years ended December 31, 2018 and 2017 totaled $153,162 and $75,605, respectively.

NOTE 6 – INVESTMENTS

In November 2017, the Company entered into an agreement with Edyza Sensors, Inc., (”Edyza”), wherein the Company became Edyza’s exclusive agricultural partner in Edyza’s attempt to provide wireless sensors to the cultivation solutions offered by the Company to the cannabis industry. As part of the terms of this agreement, Edyza has assigned the Company all of their global rights to two patent pending applications for sensor rods and moisture and salinity measurements, along with any additional patent rights that may arise as a result of this collaboration. In addition, in 2017 Edyza issued the Company a Simple Agreement for Future Equity, to provide the Company with an ownership interest in Edyza in the principal amount of $400,000, issued when Edyza engaged in a priced round of investment or liquidation occurs. In August 2018, the Company terminated the Simple Agreement for Future Equity in exchange for 442,685 shares of Edyza Common Stock issued at a conversion price per share of $0.0903577. In 2018 the Company also purchased an additional 442,685 shares of Edyza common stock for $400,000. As of December 31, 2018, $325,000 has been paid to Edyza. Future payments of $75,000 are due in January 2019. As of December 31, 2018, the Company owned 885,370 shares of Edyza Common Stock, equal to a current ownership percentage of 10% on a fully diluted basis of Edyza’s issued and outstanding securities. The Company measures this investment at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. As of December 31, 2018, the Company determined that no impairment is necessary given the recent valuations and no change in qualitative factors.

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The Company has partnered with Total Grow Holdings, LLC (d/b/a/ Total Grow Control, LLC) (“TGH”) to develop and launch a line of environmental controls and fertigation/irrigation distribution products in the form of a Batch Fertigation System and an Inline Fertigation System. In February 2018, the Company entered into an agreement with TGH to purchase 5% of TGH’s membership interests on a fully diluted basis for $125,000. The agreement also contains two separate options for the Company to purchase additional membership interests in TGH and a purchase right for the Company to acquire all of the outstanding membership interests in TGH. The first option was exercisable from July 1, 2018 thru August 31, 2018 and allowed the Company to acquire an additional 5% of TGH’s membership interests on a fully diluted basis for $150,000. The second option is exercisable from February 15, 2019 thru May 15, 2019 and allows the Company to acquire an additional 15% of TGH’s membership interests on a fully diluted basis for $525,000. The purchase right is exercisable from May 15, 2019 thru February 15, 2020 and allows the Company to acquire all of the outstanding membership interests in TGH based on a total valuation of TGH of $7,500,000. In July 2018, the Company elected to exercise the first option and purchased an additional 5% of TGH’s fully diluted membership interests for $150,000. In January 2019 the Company and TGH negotiated the terms of the second option and the Company elected to purchase an additional 15% of TGH’s fully diluted member interests for $525,000. As of December 31, 2018, the Company had paid TGH $158,000 for the additional 5% fully diluted membership interests. Future payments of $36,000 are due every two weeks through May 2019 until the remaining balance of $367,000 has been paid. As of March 31, 2019, the Company had made total payments of $336,000. The Company has capitalized an additional $15,766 in legal fees associated with the purchases of the TGH membership interests. As of December 31, 2018, the Company’s fully diluted ownership interest in TGH is less than 20% and, the Company measures these investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. As of December 31, 2018, the Company determined that no impairment of its investment in TGH is necessary given the recent valuations and no change in qualitative factors.

NOTE 7 – COST OF PATENTS

Costs of patents, which consist of legal costs paid to third parties to establish a patent, are capitalized until such time that the patents are approved and issued or rejected. If approved, capitalized costs are amortized using the straight-line method over the estimated lives of the patents, generally five years. There are no issued patents as of December 31, 2018 and 2017.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses are summarized as follows:

	December 31,	December 31,
	2018	2017
Accrued operating expenses	240,941	153,946
Accrued stock compensation expense	–	100,000
Accrued wages and related expenses	490,961	377,305
Accrued Interest	10,958	–
Accrued sales tax payable	401,282	624,864
	$1,144,142	$1,256,115

Accrued sales tax payable is comprised of prior period sales tax payable to various states for the years ended December 2015, 2016, and 2017. The Company has set up payment plans with the various taxing agencies to relieve the obligation. The payment plans require monthly payments in various amounts for a period of 12 months or less ending August 2019. Additionally, as of December 31, 2018, the Company has a $39,377 receivable from customers for sales tax obligations. The balance of the receivable is booked under trade receivables. As of December 31, 2018, the Company has collected $37,745 from customers for sales tax obligations. The Company believes it is more likely than not that the majority of the balance can be relieved by the customers providing the Company with evidence that the sales tax due was paid directly to the state. This will also reduce the amount of the liability the Company owes to the taxing agencies.

NOTE 9 – NOTES PAYABLE AND CURRENT PORTION OF NOTES PAYABLE

Unsecured note payable balances totaled $3,478,869 and $488,000 at December 31, 2018 and December 31, 2017, respectively. Interest expense incurred on the unsecured notes payable was $119,961 and $216,576 for the years ended December 31, 2018 and 2017, respectively.

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The following is a summary of notes payable excluding related party notes payable:

	December 31,	December 31,
	2018	2017

Unsecured, interest-free, note payable with JW Properties, LLC. Principal is re-paid monthly with a maturity date of May 31, 2018.	$–	$8,000

Unsecured, interest only, note payable with Chris Parkes. Interest payments due monthly at an annual rate of 20.4%. Note payable revised in December 2018 amending principal due and extending maturity date to June 30, 2019. On May 9, 2017, as part of the private placement offering of the Company's common stock, the individual converted part of this note into 300,000 common shares of the Company at $1.00 per share.	80,000	80,000

Unsecured, interest only, note payable with David Parkes. Interest payments due monthly at an annual rate of 18.0%. Note payable revised in December 2018 amending principal due and extending maturity date to June 30, 2019. On May 9, 2017, as part of the private offering of the Company's common stock, the individual converted part of this note into 200,000 common shares of the Company at $1.00 per share.	100,000	100,000

Unsecured, interest only, note payable with Michael S. Bank. Interest at 19.8% per year is paid twice per month. The note contains a demand re-payment provision that can be executed by Mr. Bank at any time by providing a one-time notice. The Company may re-pay any part or the entire principal sum at any time with penalty and abatement of interest expense from date of early payment. The note includes six thousand warrants, each exercisable to purchase one share of the Company's common stock at a price of $1.00 per share. In March, 2019, the Company repaid $35,000 of the principle and extended the maturity date to April 30, 2019.	298,869	300,000

Unsecured, interest only, note payable with Cloud9 Support Inc. The note is personally guaranteed by the Company’s two majority shareholders who are also the Company’s CEO and COO. Interest at 12.0% per year is paid monthly. The note includes additional consideration of 30,000 options at an exercise price of $1.20. The note matures on April 30, 2019.	1,000,000	–

Note Payable with Hydrofarm Holdings Group. Interest accrues at 8.0% per year and is paid quarterly. The note matures on the earlier of: (a) 90 days after the date that the Company and Hydrofarm abandon the Merger; (b) acceleration of the note payable due to the Company being in default; or (c) December 2023.	2,000,000	–

Total	$3,478,869	$488,000
Less current maturities	(3,478,869)	(188,000)
Long Term	$–	$300,000

Effective November 20, 2018, the Company entered into a letter of intent (“LOI”) with Hydrofarm Holdings Group, Inc. (“Hydrofarm”) whereby Hydrofarm agreed to acquire all of the Company’s issued and outstanding common stock (the “Merger”). Pursuant to the terms of the LOI Hydrofarm extended to the Company a secured, interest only note in the principal amount of $5 million. The note is secured by all of our currently existing and future assets Although the Merger has not been abandoned and the LOI has not been terminated by either party, there are currently no discussions between the parties pertaining to the Merger and the Company believes the note payable should be classified as a current maturity. The Hydrofarm note requires the Company to obtain the permission of Hydrofarm to engage in various activities, including additional financing. In February 2019 the Company provided applicable notice of an agreement to raise additional debt and/or equity. Hydrofarm provided their consent, which reaffirms the belief that the relevant note remains in good standing.

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NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company leases an office and warehouse in Lafayette, Colorado. The lease ends on November 30, 2020.

The Company entered into a lease agreement with Bravo Lighting, a related party, to sublease office space for 12 months commencing in September 2018.

The Company entered a lease agreement to rent additional office space in Denver, CO. The lease began in November 2018 and terminates in April 2019.

The Company leased two cars for the use of its employees in December 2017, which ends in November 2020. The Company leased an additional car in August 2018. The lease ends in July 2021.

The Company leased a townhouse for employee housing in September 2018. The lease ends in May 2019.

The following is a schedule showing future minimum lease payments:

Year ending	Total Minimum
December 31,	Lease Payments
2019	199,190
2020	78,588
2021	3,000
2022	–
2023	–

From time to time, the Company is involved in routine litigation that arises in the ordinary course of business. There are no legal proceedings for which management believes the ultimate outcome would have a material adverse effect on the Company’s results of operations and cash flows.

NOTE 11 – RISKS AND UNCERTAINTIES

Concentration Risk

During the years ended December 31, 2018, two unrelated vendors composed 18% and 11% of total purchases. During the year ended December 31, 2017, two unrelated vendors composed 21% and 13% of total purchases. See Note 3 for discussion of related party transactions. For the years ended December 31, 2018 and 2017, purchases from Bravo represented 2% and 5% of total purchases, respectively. For the years ended December 31, 2018 and 2017, purchases from Cloud 9 Support LLC, represented 1% and 1% of total purchases, respectively.

The Company’s primary suppliers of automated environmental controls and fertigation represented 46% and 16% of total accounts payable outstanding as of December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, one customer represented 14% of total revenue. During the year ended December 31, 2017, no customer represented more than 10% of total revenue.

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NOTE 12 – STOCK COMPENSATION

In January 2017, the Company implemented a stock grant program to reward and attract employees with common stock. Stock grants are offered as part of the employment offer package, to insure continuity of employment or as a reward for performance. Each of these grants requires a specific tenure of employment before the grant vests.

Stock compensation expense for the years ended December 31, 2018 and 2017 was $1,245,826 and $84,837, respectively based on the vesting schedule of the stock grants and options. During the year ended December 31, 2018, 558,833 shares vested and were issued to employees. No cash flow affects are anticipated for stock grants.

During the year ended December 31, 2018, the Company reserved 2,141,500 shares of common stock for issuance to employees which will vest after a period of 1, 2 or 3 years of employment. The fair value of the stock is $2,141,500 based on the average share price of $1.00. The following schedule shows stock grant activity for the year ended December 31, 2018.

Total Grants awarded as of December 31, 2017	310,000
Grants awarded	2,141,500
Forfeiture/Cancelled	90,000
Grants vested	558,833
Total Grants awarded as of December 31, 2018	1,802,667

The following table summarizes stock grant vesting periods.

Amount of Shares	Year Ending December 31,
688,499	2019
632,500	2020
481,668	2021
1,802,667

In January 2018, the Company implemented a stock option plan to reward and attract employees and compensate vendors for services. Stock options are offered as part of an employment offer package, to insure continuity of service or as a reward for performance. The stock option plan authorizes 3,000,000 shares of common stock. 1,259,000 options have been awarded under the Plan as of December 31, 2018 and no options were awarded as of December 31, 2017. The fair value of the options is $1,126,003 using the Black-Scholes option pricing based on the estimated market value of the underlying common stock at the valuation measurement date of $0.90, the remaining contractual term of the options of 10 years, risk-free interest rate of 2.75% and expected volatility of the price of the underlying common stock of 100%. There is a moderate degree of subjectivity involved when using option pricing models to estimate the options and the assumptions used in the Black Scholes option-pricing model are moderately judgmental. 100,000 options have vested as of December 31, 2018. The following schedule shows stock option activity for the year ended December 31, 2018.

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	Number of Shares	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price
Stock options outstanding as of December 31, 2017	–	–	–
Issued	1,259,000
Exercised	–
Expired	75,000
Stock options outstanding at December 31, 2018	1,184,000	9.68	$1.15
Stock options exercisable at December 31, 2018	100,000

The following table summarizes stock option vesting periods.

Number of Shares	Year Ending December 31,
415,830	2019
385,831	2020
282,339	2021
1,084,000

NOTE 13 – SHAREHOLDER’S EQUITY AND MEMBER’S DEFICIT

The Company was formed by Bradley Nattrass and Octavio Gutierrez on March 20, 2014, as a Colorado limited liability company with equity contributions totaling $100 from each member. In November 2016 when still an LLC, the Company undertook a private offering of member interests wherein the Company received subscriptions of $575,107 in the form of 6,392 member interests to three (3) accredited investors (approximately $90 per member interest).

On December 31, 2016, the Company issued 8,008 membership units to key employees. On December 31, 2016 the Company issued 1,943 membership units to vendors for services provided. Total outstanding membership units at December 31, 2016, were 116,343.

In February 2017, under a 351 Exchange Agreement, the members converted an aggregate of 116,343 membership interests into 22,500,000 shares of common stock (193.3936722 to 1). The effective date for the exchange was February 23, 2017.

As of December 2018, the Company’s authorized capital consisted of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.10 per share.

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As of December 31, 2017, there were 25,046,000 shares of common stock issued and outstanding.

In March 2018, an executive left the Company and returned 375,000 common shares as part of the related separation agreement. The Company retired the shares and reduced its issued and outstanding stock by 375,000 shares.

As of December 31, 2018, there were no shares of preferred stock issued or outstanding and 25,229,833 shares of common stock issued and outstanding.

NOTE 14 - INCOME TAXES

The Company accounts for income taxes in accordance with the asset and liability method prescribed in ASC 740, “Accounting for Income Taxes”. The Company has adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company had no tax positions relating to open income tax returns that were considered to be uncertain. The Company determined the valuation allowances are established when management determines is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company has experienced substantial losses for both book and tax purposes since inception and has no tax provision for the years ended December 31, 2018 and 2017. The potential future recovery of any tax assets that the Company may be entitled to due to these accumulated losses is uncertain and these tax assets are fully reserved based on management’s current estimates.

The Company’s estimated operating loss carryforwards and expiration dates for tax purposes are as follows:

2016 - $1,618,386 expiring in 2036

2017 - $2,182,354 expiring in 2037

2018 - $3,060,443 expiring in 2038

Realization of operating loss carryforwards to offset future operating income for tax purposes are subject to various limitations including change of ownership and current year taxable income percentage limitations.

The Company has no credit carryforwards for tax purposes.

The Company’s tax returns since inception are subject to examination by taxing jurisdictions.

NOTE 15 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company issued one round of warrants related to a debt transaction that were issued on April 19, 2018. These were valued on this date per the signed agreements and issuance on April 19, 2018 In

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The following table summarizes the Company’s outstanding warrants as of December 31, 2018 and December 31, 2017:

	December 31,		December 31,
	2018		2017
	Number of shares	Weighted Average Exercise Price	Number of shares	Weighted Average Exercise Price
Warrants outstanding, beginning of period	–	–	–	–
Warrants issued	6,000	$1.00	–	–
Warrants exercised	–	–	–	–
Warrants outstanding, end of period	6,000	$1.00	–	–
Warrants exercisable, end of period	6,000	$1.00	–	–

The weighted-average remaining contractual life for warrants outstanding and exercisable at December 31, 2018 is 4.25 years, and the aggregate intrinsic value of the warrants outstanding and exercisable at December 31, 2018 is $0.

In October 2018, for consideration of the loan the Company granted Mr. Lowe an option to purchase 30,000 shares of its common stock at an exercise price of $1.20 per share, which option is exercisable for a period of five (5) years.

NOTE 16 – SUBSEQUENT EVENTS

Effective January 9, 2019, the Company executed a letter agreement with 4Front Capital Partners, Inc., Toronto, Canada (“4Front), whereby 4Front agreed to act as the Company’s exclusive placement agent in connection with a proposed private offering of up to $6 million of either debt or equity securities, or a combination of the same, at a price to be determined, on a “best efforts” basis.

Effective March 7, 2019, the Company acquired 100% of the stock of Impact Engineering, Inc. (“Impact”), a provider of mechanical and electrical engineering services. Management believes the acquisition of Impact will improve the Company’s ability to better serve its current and future customer base by expanding on the fully integrated products and services offered by the Company.

In connection with the acquisition of Impact, the Company issued 500,000 shares of the Company’s common stock to the owner of Impact. The fair value of each share of common stock was determined to be $2.00 by management of the Company, resulting in a total purchase price for Impact of $1,000,000. The assets and liabilities associated with the purchase of Impact are estimated to be negligible and the Company expects that the majority of the purchase price will be reflected as goodwill. Legal and other costs associated with the acquisition were approximately $50,000 and will be expensed by the Company.

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1,799,150 Shares of Common Stock

PROSPECTUS

October 16, 2019

Until December 15, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.